The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-277740
SUBJECT TO COMPLETION, DATED MARCH 14, 2024
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated March 7, 2024)
$
% Senior Notes due 20
% Senior Notes due 20
AGCO Corporation is offering $      aggregate principal amount of its    % senior notes due     , 20   (the “20  Notes”) and $      aggregate principal amount of its    % senior notes due      , 20   (the “20  Notes” and, together with the 20   Notes, the “Notes”). We will pay interest on the Notes semi-annually in arrears on       and        of each year, beginning on       , 2024. The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
We may, at our option, redeem some or all of the Notes at any time prior to maturity at the applicable redemption prices discussed under the caption “Description of Notes — Optional Redemption.”
On September 28, 2023, we entered into a sale and contribution agreement (the “Sale and Contribution Agreement”) with Trimble Inc. and its subsidiary, Trimble Solutions, LLC (the “Joint Venture”), pursuant to which, among other things, we would contribute our interest in JCA Industries, Inc. d/b/a JCA Technologies to the Joint Venture and purchase membership interests in the Joint Venture resulting in our ownership of 85% of the membership interests in the Joint Venture (the “Acquisition”). We intend to use the net proceeds of this offering to fund a portion of the purchase price for the Acquisition and related transaction costs.
This offering is not conditioned upon the consummation of the Acquisition, which, if completed, will occur subsequent to the closing of this offering. If (i) the consummation of the Acquisition has not occurred on or prior to the later of (x) June 28, 2024, or (y) such later date to which the Sale and Contribution Agreement as in effect on the closing date of this offering may be extended in accordance with its terms (such later date, the “Special Mandatory Redemption Outside Date”), (ii) prior to the Special Mandatory Redemption Outside Date, the Sale and Contribution Agreement is terminated without the consummation of the Acquisition, or (iii) we otherwise notify the trustee for the Notes in writing that we will not pursue the consummation of the Acquisition, we will be required to redeem the Notes then outstanding at a redemption price equal to 101% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of the special mandatory redemption. There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of holders of the Notes. See “Description of Notes — Special Mandatory Redemption.”
Payment on the principal, premium and interest and any other amounts on the Notes will be guaranteed on a senior unsecured basis, jointly and severally (the “Guarantees”), by AGCO International Holdings B.V, AGCO International GmbH, Massey Ferguson Corp. and The GSI Group, LLC, direct and indirect subsidiaries of AGCO and referred to herein as the “Guarantors.” The Notes and the Guarantees will be senior unsecured and unsubordinated indebtedness of AGCO Corporation and each of the Guarantors, respectively, and will rank equally in right of payment with all other existing and future senior unsecured and unsubordinated indebtedness of AGCO Corporation and each of the Guarantors, respectively. The Notes and the Guarantees will be effectively subordinate to any secured debt of AGCO Corporation or the Guarantors, to the extent of the collateral securing such debt, and effectively subordinate to all existing and future liabilities of all subsidiaries of AGCO Corporation that do not guarantee the Notes. See “Description of Notes — Guarantees” for additional information.
Investing in the Notes involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and those risk factors incorporated by reference into this prospectus supplement for a discussion of certain risks you should consider before investing in the Notes.
We do not intend to list the Notes on any securities exchange or automated quotation system. Currently, there is no public market for the Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount		Proceeds to AGCO Corporation (before expenses)
Per 20 Note		%		%		%
Total	$		$		$
Per 20 Note		%		%		%
Total	$		$		$

(1)
Plus accrued interest from                 , 2024, if settlement occurs after that date.

We expect the Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Banking SA/NV, as operator of the Euroclear, against payment in New York, New York, on or about        , 2024.

Joint Book-Running Managers
Morgan Stanley	J.P. Morgan	Rabo Securities
, 2024

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of Notes. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. Please read “Where You Can Find Additional Information” and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus.
We have not, and the underwriters have not, authorized any dealer or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement or the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus or in any free writing prospectus is accurate on any date other than the respective date of such document.
We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph on the cover page of this prospectus supplement, which will be the      business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+     ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to two business days before their delivery will be required, by virtue of the fact that the Notes will initially settle in T+      , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on any date prior to two business days before their delivery should consult their advisors.

S-ii

SUMMARY
Unless we otherwise indicate or unless the context requires, references in this prospectus supplement to ““we,” “us” and “our” are to AGCO Corporation and its subsidiaries, and not to the underwriters. References to “AGCO” refer to AGCO Corporation and not to any of its subsidiaries. The term “you” refers to a prospective investor.
The information below is only a summary of more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated herein and therein by reference. Please read “Risk Factors” and the other cautionary statements in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein, for information regarding risks you should consider before investing in the Notes.
AGCO CORPORATION
General
We are a global leader in the design, manufacture and distribution of agricultural machinery and precision agriculture technology. Our purpose is to provide farmer-focused solutions to sustainably feed our world. We sell a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment, seeding and tillage equipment, implements, and grain storage and protein production systems. Our products are widely recognized in the agricultural equipment industry and are marketed under a number of well-known brands, including Fendt®, GSI®, Massey Ferguson®, Precision Planting® and Valtra®, supported by our FUSE® precision agriculture solutions. We distribute most of our products through approximately 3,100 independent dealers and distributors in approximately 140 countries. We also provide retail and wholesale financing through our finance joint ventures with Coöperatieve Rabobank U.A., which, together with its affiliates, we refer to as “Rabobank.” The common stock of AGCO is listed on the New York Stock Exchange under the symbol “AGCO.”
AGCO is the issuer of the Notes. AGCO International Holdings B.V., AGCO International GmbH, Massey Ferguson Corp. and The GSI Group, LLC (the “Guarantors”), direct and indirect wholly-owned subsidiaries of AGCO, will guarantee on a senior unsecured basis, jointly and severally, the payment of the principal, premium (if any), interest and any other amounts due on the Notes. AGCO International Holdings B.V. was formed under the laws of the Netherlands, AGCO International GmbH was formed under the laws of Switzerland, and Massey Ferguson Corp. and The GSI Group, LLC were organized under the laws of the State of Delaware. The Guarantors conduct all or a portion of their respective operations through subsidiaries, and, to such extent, depend on the distribution of funds from subsidiaries to meet their respective debt obligations, including with respect to the Guarantees. See “Description of Notes — Guarantees” and “Risk Factors — Risks Relating to Limitations on the Enforcement of the Guarantees” for additional information.
Products
The following table sets forth a description of our more significant products and their percentage of net sales:

		Percentage of Net Sales(1)
Product	Product Description	2023	2022	2021
Tractors	• High horsepower tractors (140 to 650 horsepower); typically used on large acreage farms, primarily for row crop production, soil cultivation, planting, land leveling, seeding and commercial hay operations	61%	59%	57%
	• Utility tractors (40 to 130 horsepower); typically used on small- and medium-sized farms and in specialty agricultural industries, including dairy, livestock, orchards and vineyards
	• Compact tractors (under 40 horsepower); typically used on small farms and specialty agricultural industries, as well as for landscaping, equestrian and residential uses
Combines	• Combines, sold with a variety of threshing technologies and complemented by a variety of crop-harvesting heads; typically used in harvesting grain crops such as corn, wheat, soybeans and rice	4%	5%	4%
Hay Tools and Forage Equipment, Planters, Implements & Other Equipment	• Round and rectangular balers, loader wagons, self-propelled windrowers, forage harvesters, disc mowers, spreaders, rakes, tedders, and mower conditioners; used for the harvesting and packaging of vegetative feeds used in the cattle, dairy, horse and renewable fuel industries	12%	12%	12%

•
Planters and other planting equipment (including retrofit equipment); used to plant seeds and apply fertilizer in the field, typically used for row crops, including planting technologies that cover the areas of monitoring and measurement, liquid control and delivery, meter accuracy and seed delivery

•
Implements, including disc harrows, which cut through crop residue, leveling seed beds and mixing chemicals with the soils; heavy tillage, which break up soil and mix crop residue into topsoil, with or without prior discing; field cultivators, which prepare a smooth seed bed and destroy weeds; and drills, which are primarily used for small grain seeding

	• Other equipment, including loaders; used for a variety of tasks, including lifting and transporting hay crops
Application Equipment	• Self-propelled, three- and four-wheeled vehicles and related equipment; for use in the application of liquid and dry fertilizers and crop protection chemicals both prior to planting crops (“pre-emergence”) and after crops emerge from the ground (“post-emergence”)	3%	3%	3%
Replacement Parts	• Replacement parts for all of the products we sell, including products no longer in production. Most of our products can be economically maintained with parts and service for a period of ten to 20 years. Our parts inventories are maintained and distributed through a network of master and regional warehouses throughout North America, South America, Europe, Africa, China and Australia in order to provide timely response to customer demand for replacement parts	13%	13%	15%

		Percentage of Net Sales(1)
Product	Product Description	2023	2022	2021
Grain Storage and Protein Production Systems	• Grain storage bins and related drying and handling equipment systems; seed-processing systems; swine and poultry feed storage and delivery, ventilation and watering systems; egg production systems, and broiler production equipment	7%	9%	10%

(1)
The summation of these individual percentages does not total due to rounding.

Marketing and Distribution
We distribute products primarily through a network of independent dealers and distributors. Our dealers are responsible for retail sales of equipment to end users and after-sales service and support. Our distributors may sell our product through networks of dealers supported by the distributors, and our distributors also may directly market our products and provide customer service support. Our sales are not dependent on any specific dealer, distributor or group of dealers. In some countries, we utilize associates and licensees to provide a distribution channel for our products and a source of low-cost production for certain products.
	Independent Dealers and Distributors	Percent of Net Sales(1)
Geographical Region	2023	2023	2022	2021
Europe	690	49%	49%	54%
North America	1,795	26%	25%	24%
South America	220	16%	17%	12%
Rest of World(2)	395	9%	9%	10%

(1)
The summation of these individual percentages may not total due to rounding.

(2)
Consists of approximately 60 countries in Africa, the Middle East, Australia and Asia.

Dealer Support and Supervision
We believe that one of the most important criteria affecting a farmer’s decision to purchase a particular brand of equipment is the quality of the dealer who sells and services the equipment. We support our dealers in order to improve the quality of our dealer network. We monitor each dealer’s performance and profitability and establish programs that focus on continuous dealer improvement. Our dealers generally have sales territories for which they are responsible.
We believe that our ability to offer our dealers a full product line of agricultural machines and precision agriculture technology, as well as our digital tools to support the dealer’s sales, marketing, warranty and servicing efforts, helps ensure the vitality and increases the competitiveness of our dealer network. We also maintain dealer advisory groups to obtain dealer feedback on our operations.
We provide our dealers with volume sales incentives, demonstration programs and other advertising support to assist sales. We design our sales programs, including retail financing incentives, and our policies for maintaining parts and service availability with extensive product warranties to enhance our dealers’ competitive position.
Resources
Manufacturing and Assembly
We manufacture and assemble our products in 44 locations worldwide, including four locations where we operate joint ventures. Our locations are intended to optimize capacity, technology and local costs. We balance our manufacturing resources with externally-sourced machinery, components and/or replacement parts to enable us to better control costs, inventory levels and our supply of components. We believe that our manufacturing facilities are sufficient to meet our needs for the foreseeable future.
Our AGCO Power division produces diesel engines, gears and generating sets. The diesel engines are manufactured for use in a portion of our tractors, combines and sprayers, and also are sold to third parties. AGCO Power specializes in the manufacturing of off-road engines in the 75 to 500 horsepower range.
Components and Third-Party Suppliers
We externally source some of our machinery, components and replacement parts from third-party suppliers. Our production strategy is intended to optimize our research and development and capital investment requirements and to allow us greater flexibility to respond to changes in market conditions.
We purchase some fully-manufactured tractors from Tractors and Farm Equipment Limited, Carraro S.p.A. and Iseki & Company, Limited. We also purchase other tractors, implements and hay and forage equipment from various third-party suppliers.
In addition to the purchase of machinery, third-party suppliers supply us with significant components used in our manufacturing operations. We select third-party suppliers that we believe are low cost and high quality and possess the most appropriate technology.
We also assist in the development of these products or component parts based upon our own design requirements. Our past experience with outside suppliers generally has been favorable, although in 2022 we experienced supply chain disruptions for several key components such as the global semiconductor shortage. These supply chain disruptions eased over the course of 2023.
Intellectual Property
We own and have licenses to the rights under a number of domestic and foreign patents, trademarks, trade names and brand names relating to our products and businesses. We defend our patent, trademark and trade and brand name rights primarily by monitoring competitors’ machines and industry publications and conducting other investigative work. We consider our intellectual property rights, including our right to use our trade and brand names, important in the operation of our businesses. However, we do not believe we are dependent on any single patent or group of patents, although several of our trade and brand names are internationally recognized and are vital to our operations. We intend to maintain the separate strengths and identities of our core brand names and product lines.
Engineering and Research
We make significant expenditures for engineering and applied research to improve the quality and performance of our products, to develop new products and technologies which enhance agriculture and integrate sustainability and to comply with government safety and engine emissions regulations.
AGCO Ventures
Through our newly launched AGCO Ventures, we source and fund new technologies to drive and support farmers worldwide. This initiative actively connects our business needs with industry and market perspectives to identify investment opportunities in startup companies, corporate venture funds, incubators, accelerators, higher education and research institutions. AGCO Ventures supports the accelerated development of critical capabilities and competencies across three strategic areas: information management and analytics, agriculture technology and environmental and alternative fuel sources.
Recent Developments
On September 28, 2023, we entered into a sale and contribution agreement (the “Sale and Contribution Agreement”) with Trimble Inc. (“Trimble”) and Trimble Solutions, LLC (the “Joint Venture”). Among other things, the Sale and Contribution Agreement provides for (i) the contribution by Trimble to the Joint Venture of Trimble’s agricultural business, excluding certain Global Navigation Satellite System and guidance technologies, (ii) the contribution by us to the Joint Venture of our interest in JCA Industries, LLC

d/b/a JCA Technologies and (iii) the purchase by us from Trimble of membership interests in the Joint Venture in exchange for the payment by us to Trimble of $2 billion in cash, subject to customary working capital and other adjustments (the “Acquisition”). Immediately following the closing and as a result of the Acquisition, we will own an 85% interest in the Joint Venture and Trimble will own a 15% interest in the Joint Venture.
Pursuant to the Sale and Contribution Agreement, the closing of the Acquisition is conditioned on obtaining required regulatory approvals (primarily competition and antitrust approvals). The Sale and Contribution Agreement may be terminated by AGCO or Trimble if the closing of the Acquisition has not taken place by the date that is nine months following the date of entry into the Sale and Contribution Agreement, followed by two three-month extensions, if all closing conditions, except for regulatory approvals, have been satisfied. Upon termination of the Sale and Contribution Agreement, under specified circumstances, we will be required to pay Trimble a termination fee of $94,000,000.
For additional information regarding the Sale and Contribution Agreement and the Acquisition, please see our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 29, 2023, and Item 1, “Business” and Note 2 of our consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” in each case, in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein.
We intend to finance the purchase price of the Acquisition and to pay related transaction costs with the net proceeds of this offering of the Notes, the delayed draw term loan facility described below, cash on hand or otherwise available working capital and, to the extent necessary, borrowings under the bridge facility described below. See “Capitalization” for additional information.
On December 12, 2023, we entered into an amendment to our existing credit facility to provide for an incremental delayed draw term loan facility (the “Term Loan Facility”) of up to $250 million. Prior to the closing of the Acquisition, we expect to enter into a further amendment to our existing credit facility to increase the Term Loan Facility to an aggregate amount of $500 million.
In connection with the Sale and Contribution Agreement, we entered into a bridge facility commitment letter pursuant to which Morgan Stanley and other lenders have committed to provide, subject to the terms and conditions set forth therein, a $2.0 billion senior unsecured 364-day bridge facility (the “Bridge Facility”) to provide available funding to finance a portion of the purchase price for the Acquisition and related transactions costs. The commitments under the Bridge Facility are automatically reduced by amounts related to certain permanent financing transactions and by amounts based on our cash flow. On December 12, 2023, the commitments were reduced by $250 million in connection with the Term Loan Facility. In addition, on January 24, 2024, the commitments were further by reduced by $300 million based on our cash flow for the quarter ended December 31, 2023, and on February 15, 2024, the commitments were further reduced by $183.2 million in connection with our borrowing of loans from the European Investment Bank (“EIB”), leaving remaining commitments of $1.27 billion. The commitments under the Bridge Facility will be further reduced by an amount equal to the net proceeds of this offering of the Notes and by any increase in the size of the Term Loan Facility. Although we do not currently intend to make any borrowings under the Bridge Facility if we complete this offering and increase the Term Loan Facility as described above, there can be no assurance that such borrowings will not be made. In this regard, we may be required to borrow under the Bridge Facility if we do not generate sufficient proceeds from our proposed financing transactions and do not otherwise have sufficient cash on hand to finance the Acquisition. See “Description of Certain Indebtedness” for additional information.
This offering is not conditioned on the completion of the Acquisition, which, if completed, will occur subsequent to the closing of this offering. However, if a Special Mandatory Redemption Trigger Date occurs, we will be required to redeem the Notes in whole at the Special Mandatory Redemption Price. See “Description of Notes — Special Mandatory Redemption.”
Corporate Information
AGCO was incorporated in Delaware in 1991. Our principal executive offices are located at 4205 River Green Parkway, Duluth, Georgia 30096, and our telephone number is (770) 813-9200.

THE OFFERING
The terms of the Notes are summarized below solely for your convenience. This summary is not a complete description of the Notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement, including the “Risk Factors” section, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” and “Documents Incorporated by Reference.” For a more detailed description of the Notes, see the discussion under the caption “Description of Notes” in this prospectus supplement and “Description of the Debt Securities” beginning on page 8 of the accompanying prospectus.
Issuer
AGCO Corporation
Notes Offered
$      aggregate principal amount of Notes consisting of the following:
•
$      of    % Senior Notes due 20   ; and

•
$      of    % Senior Notes due 20  .

Maturity
The 20   Notes will mature on      , 20  .
The 20   Notes will mature on      , 20  .
Interest
The 20   Notes will bear interest at a rate of    % per year, accruing from          , 2024.
The 20   Notes will bear interest at a rate of    % per year, accruing from          , 2024.
Interest Payment Dates
Semi-annually in arrears on          and          of each year, beginning          , 2024.
Optional Redemption
Prior to      , 20  , in the case of the 20  Notes (the date that is      month(s) prior to the maturity date of the 20  Notes), and      , 20  , in the case of the 20  Notes (the date that is       month(s) prior to the maturity date of the 20  Notes), we may redeem the 20  Notes and/or the 20  Notes at our option, in whole or in part, at any time and from time to time, at the applicable “make-whole” redemption price determined as described under “Description of Notes — Optional Redemption.” On or after      , 20  , in the case of the 20  Notes, and on or after      , 20  , in the case of the 20  Notes, we may redeem the 20  Notes or the 20  Notes, as the case may be, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date. We are not required to establish a sinking fund to retire the Notes prior to maturity.
Special Mandatory Redemption
This offering is not conditioned upon the closing of the Acquisition, which, if completed, will occur subsequent to the closing of this offering. If (i) the consummation of the Acquisition has not occurred on or prior to the Special Mandatory Redemption Outside Date, (ii) prior to the Special Mandatory Redemption Outside Date, the Sale and Contribution Agreement is terminated without the consummation of the Acquisition, or (iii) we otherwise notify the trustee for the Notes in writing that we will not pursue the consummation of the Acquisition (the earlier of the date of delivery of such notice described in clause (iii), the Special Mandatory Redemption Outside Date and the date the Sale and Contribution Agreement is terminated without consummation of the Acquisition, the “Special Mandatory Redemption Trigger Date”), we will be required to redeem the Notes then outstanding at a redemption price equal to 101% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of such redemption (the “Special Mandatory Redemption Price”). See “Description of Notes — Special Mandatory Redemption.”
Offer to Repurchase Upon Change of Control Triggering Event
Upon the occurrence of a change of control triggering event (as defined in this prospectus supplement), we will be required, unless we have given written notice with respect to a redemption of the Notes, within a specified period, to make an offer to purchase all Notes at a price equal to 101% of the aggregate principal amount outstanding on the date of such change of control triggering event, plus accrued and unpaid interest, if any, from the date of initial issuance to, but not including, the repurchase date. See “Description of Notes — Offer to Repurchase Upon a Change of Control Triggering Event.”
Guarantees
All payments on the Notes, including principal, premium, if any, and interest, will be guaranteed on a senior unsecured basis, jointly and severally, by AGCO International Holdings B.V., AGCO International GmbH, Massey Ferguson Corp. and The GSI Group, LLC. See “Description of Notes — Guarantees” and “Risk Factors — Risks Relating to Limitations on the Enforcement of the Guarantees” for additional information.
Ranking
The Notes will be senior unsecured and unsubordinated obligations of AGCO and will rank equally in right of payment with all of AGCO’s other existing and future senior unsecured and unsubordinated indebtedness.
The Guarantees will rank equally in right of payment with the Guarantors’ other existing and future senior unsecured and unsubordinated indebtedness and guarantees.
The Notes and the Guarantee will rank effectively junior in right of payment to AGCO’s and the Guarantors’ secured indebtedness, if any, to the extent of the collateral therefor, and to all existing and future liabilities of all subsidiaries of AGCO that do not guarantee the Notes.
As of December 31, 2023, AGCO had consolidated total indebtedness (less costs of issuance) of $1,392.2 million, and its subsidiaries, excluding the Guarantors, had total indebtedness of approximately $15.8 million. Additionally, as of December 31, 2023, AGCO and the Guarantors had no secured indebtedness.
See “Description of Debt Securities — Ranking” in the accompanying prospectus.
Certain Covenants
The indenture governing the Notes contains certain covenants by us for your benefit. These covenants will, among other things, limit the ability of AGCO and the Guarantors to:
• incur indebtedness secured by principal properties; and
• enter into certain sale and leaseback transactions with respect to principal properties.
In addition, these covenants will limit AGCO’s ability to enter into certain mergers, consolidations and transfers of all or substantially all of its and its subsidiaries assets on a consolidated basis.
The above restrictions are subject to significant exceptions. In addition, the indenture will not limit the amount of unsecured debt we or our subsidiaries may incur. See “Description of Notes — General,” “— Covenants” and “— Merger, Consolidation or Sale of Assets.”
Further Issues
We may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional notes, in an unlimited amount, having the same terms as (except for the issue date, the offering price, the initial interest accrual date and the first interest payment date) and ranking equally and ratably with the Notes of a series, as described under “Description of Notes — General.”
Use of Proceeds
We intend to use the estimated $      billion in net proceeds from this offering to fund a portion of the purchase price for the Acquisition pursuant to the Sale and Contribution Agreement and related transaction costs. See “Use of Proceeds.”
This offering is not conditioned upon consummation of the Acquisition. There can be no assurance that we will complete the Acquisition on the terms described herein or at all. See “Description of Notes — Special Mandatory Redemption” for additional information.
Material U.S. Federal Income Tax Considerations
You should consult your tax advisor with regard to the tax consequences of owning the Notes in light of your own particular situation and with regard to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Material U.S. Federal Income Tax Considerations.”
Risk Factors
An investment in the Notes involves risks. A prospective investor should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes.
Governing Law
The indenture and the Notes will be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
Trustee
HSBC Bank USA, National Association, located at 66 Hudson Boulevard East, New York, New York 10001.

SUMMARY CONSOLIDATED FINANCIAL DATA
Summary Historical Consolidated Financial Information of AGCO
The following table sets forth summary historical consolidated financial data for AGCO for the years ended December 31, 2023, 2022 and 2021. This summary financial data has been derived from, and is qualified by reference to, our consolidated financial statements.
We have incorporated by reference herein our consolidated financial statements as of December 31, 2023 and 2022, and for the years ended December 31, 2023, 2022 and 2021, from our Annual Report on Form 10-K for the year ended December 31, 2023. Our summary historical results are not necessarily indicative of results to be expected in future periods. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein. This information is only a summary and should be read together with the consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement. See “Documents Incorporated by Reference” and “Where You Can Find More Information.”
	Years Ended December 31,
(In millions)	2023	2022	2021
Consolidated Statement of Operations Data
Net sales	$14,412.4	$12,651.4	$11,138.3
Cost of goods sold	10,635.0	9,650.1	8,566.0
Selling, general and administrative expenses	1,454.5	1,189.5	1,088.7
Amortization of intangibles	57.7	60.1	61.1
Income from operations	1,700.4	1,265.4	1,001.4
Interest expense, net	4.6	13.0	6.7
Other expense, net	362.3	145.2	50.4
Income before income taxes and equity in net earnings of affiliates	1,333.5	1,107.2	944.3
Income tax provision	230.4	296.6	108.4
Net income	1,171.3	874.7	901.5
Net loss (income) attributable to noncontrolling interests	0.1	14.9	(4.5)
Net income attributable to AGCO Corporation and subsidiaries	1,171.4	889.6	897.0
	Years Ended December 31,
(In millions)	2023	2022	2021
Consolidated Statement of Cash Flows Data
Net cash provided by operating activities	$1,103.1	$838.2	$660.2
Net cash used in investing activities	545.7	496.8	288.4
Net cash used in financing activities	671.7	407.0	539.5
	As of December 31,
(In millions)	2023	2022
Balance Sheet Data
Cash and cash equivalents	$595.5	$789.5
Total assets	11,421.2	10,103.7
Borrowings due within one year	15.0	196.0
Long-term indebtedness, less current portion and debt issuance costs	1,377.2	1,264.8

Summary Historical Financial Information of the OneAg Business of Trimble.
The following table sets forth summary historical financial data for the OneAg Business of Trimble (“OneAg”), as of and for the year ended December 29, 2023. This summary financial data has been derived from OneAg’s audited combined financial statements for the year ended December 29, 2023. This information is only a summary and should be read together with the audited combined financial statements, the related notes incorporated by reference in this prospectus supplement. OneAg’s summary historical results are not necessarily indicative of results to be expected in future periods. You should read the following data in connection with OneAg’s audited combined financial statements and the related notes thereto, which are included as Exhibit 99.1 to our Current Report on Form 8-K filed on March 14, 2024 and incorporated by reference into this prospectus supplement. See “Documents Incorporated by Reference” and “Where You Can Find More Information.”
(In millions)	Year Ended December 29, 2023
Statement of Operations Data
Total revenue	$515.6
Total cost of sales	219.9
Operating income	119.9
Related party interest expense, net	2.8
Other income, net	0.7
Income before taxes	117.8
Income tax provision	21.0
Net income	96.8
(In millions)	Year Ended December 29, 2023
Statement of Cash Flows Data
Net cash provided by operating activities	$90.1
Net cash provided by investing activities	0.7
Net cash used in financing activities	87.0
(In millions)	As of December 29, 2023
Balance Sheet Data
Cash and cash equivalents	$9.1
Total assets	522.0
Related party notes payable	66.7
Related party notes payable, non-current	11.2
Summary Unaudited Pro Forma Condensed Combined Financial Information
The summary unaudited pro forma condensed combined financial data as of and for the year ended December 31, 2023 is derived from “Unaudited Pro Forma Condensed Combined Financial Statements.” The following summary unaudited pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor are they indicative of future operating results. Future results may vary significantly from the results reflected because of various factors. The following summary unaudited pro forma condensed combined financial data should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements, which are included as Exhibit 99.2 to our Current Report on Form 8-K filed on March 14, 2024 and incorporated by reference into this prospectus supplement. See “Documents Incorporated by Reference” and “Where You Can Find More Information.”

	Year Ended December 31, 2023
(In millions)	Historical AGCO	Historical OneAg after Reclassification(1)	Pro Forma Combined
Statement of Operations Data
Net sales	$14,412.4	$515.6	$14,895.6
Cost of goods sold	10,635.0	216.7	10,818.8
Selling, general and administrative expenses	1,454.5	97.9	1,589.0
Amortization of intangibles	57.7	5.9	146.6
Income from operations	1,700.4	119.9	1,701.2
Interest expense, net	4.6	2.8	109.4
Other expense, net	362.3	(0.7)	361.6
Income before income taxes and equity in net earnings of affiliates	1,333.5	117.8	1,230.2
Income tax provision	230.4	21.0	199.2
Net income	1,171.3	96.8	1,099.2
Net loss (income) attributable to noncontrolling interests	0.1	—	(6.1)
Net income attributable to AGCO Corporation and subsidiaries	1,171.4	96.8	1,093.1
	As of December 31, 2023
(In millions)	Historical AGCO	Historical OneAg after Reclassification(1)	Pro Forma Combined
Balance Sheet Data
Cash and cash equivalents	$595.5	$9.1	$213.2
Total assets	11,421.2	522.0	13,722.5
Borrowings due within one year	15.0	66.7	81.7
Long-term indebtedness, less current portion and debt issuance costs	1,377.2	11.2	2,980.1
(In millions)
Other Financial Data
Pro forma adjusted EBITDA(2)			$1,868.3

(1)
Historical OneAg data for the year ended and as of December 29, 2023 and reflects certain reclassification adjustments to conform to AGCO’s historical financial statement presentation.

(2)
Pro forma Adjusted EBITDA is not a measure of financial performance under United States generally accepted accounting principles (“GAAP”). See “Non-GAAP Financial Measure and Reconciliation” below.

Non-GAAP Financial Measure and Reconciliation
This prospectus supplement includes pro forma Adjusted EBITDA, which has not been prepared in accordance with GAAP. As used in this prospectus supplement, pro forma Adjusted EBITDA means pro forma net income prior to interest expense, income taxes, equity in net earnings of affiliates, depreciation and amortization, and further adjusted to exclude restructuring expenses, transaction-related costs, impairment charges, Argentina currency devaluation impacts and divestiture-related foreign currency translation releases. Restructuring expenses occur regularly in our business, but vary in size and frequency. In addition, during 2023, we recorded transaction costs related to the Joint Venture, an impairment charge related to certain amortizing intangible assets, foreign currency impacts related to the December 2023 Argentina currency devaluation and costs related to a completed divestiture. The transaction costs, impairment charge, foreign currency impacts and divestiture costs are items that significantly impacted our 2023 net income and may not be expected to recur in the future.
We believe that pro forma Adjusted EBITDA is useful to investors as a means of evaluating operating performance and reflects the Adjusted EBITDA of AGCO and OneAg on a pro forma combined basis. Pro forma Adjusted EBITDA is a non-GAAP measure, which is in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to performance measures derived in accordance with GAAP. Adjusted EBITDA is used by different companies for differing purposes and is often calculated in ways that reflects the particular circumstances of those companies. You should exercise caution in comparing this non-GAAP metric reported by us to such metric or other similar metrics as reported by other companies. This non-GAAP metric does not necessarily indicate whether cash flow will be sufficient or available to meet our cash requirement and may not be indicative of our historical operating results, nor is such measure meant to be predictive of our future results. This non-GAAP metric has limitations as analytical tools, and should not be considered in isolation. We compensate for these limitations by using this non-GAAP financial measure as a supplement to a GAAP financial measure and by presenting a reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.
	For Year Ended December 31, 2023
	AGCO Historical	Pro Forma Combined
Net income attributable to AGCO and subsidiaries:	$1,171.4	$1,093.1
Adjusted for:
Interest expense	4.6	109.4
Amortization of intangibles	57.7	146.6
Income tax provision	230.4	199.2
Depreciation expense	230.4	234.3
Equity in net earnings of affiliates	(68.2)	(68.2)
Further Adjusted for:
Restructuring expenses	11.9	15.7
Transaction-related costs	16.0	46.0
Impairment charges	4.1	4.1
Argentina currency devaluation impact	79.9	79.9
Divestiture-related foreign currency translation release	8.2	8.2
Adjusted EBITDA:	$1,746.4	$1,868.3

RISK FACTORS
Investing in the Notes involves risk. In addition to the factors described below, please carefully consider the risk factors described in in Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.
Risks Related to the Acquisition
We may not be able to complete the Acquisition or successfully integrate the Joint Venture into our business, which could adversely affect our business or results of operations.
We intend to use the net proceeds of this offering to fund a portion of the purchase for our proposed acquisition of certain agriculture assets and technologies of Trimble through the formation of a joint venture of which we will own 85%. Closing the Acquisition is dependent upon obtaining required regulatory approvals (primarily competition and antitrust approvals), obtaining the necessary financing, and fulfilling other closing conditions, all of which, at least in part, are not within our control. The Sale and Contribution Agreement entitles Trimble and AGCO to terminate the Sale and Contribution Agreement under certain circumstances, including the failure of the closing to occur nine months following the date of entry into the Sale and Contribution Agreement (followed by two three-month extensions in the event that the delay is the result of the failure to obtain certain antitrust approvals). Under certain circumstances, we could be obligated to pay Trimble a termination fee of $94 million. In addition, the Acquisition and the Joint Venture transactions involve many risks, including the difficulty of determining the appropriate valuation, which is based upon a number of factors, including projections provided by the seller, which may not prove accurate, the challenges attendant to integrating the operations, technologies, services and products of the acquired lines of businesses, reactions by customers to the transaction, particularly the rate at which Trimble’s largest OEM customer reduces purchases of Trimble equipment, and the rate of replacement by the Joint Venture of those sales, personnel turnover, and the diversion of management’s attention from other business matters. In addition, we may be unable to achieve anticipated benefits from the transaction in the time frame that we anticipate, or at all. All of these risks, as well as the others that typically accompany a large transaction, could adversely affect our business or results of operations. See Note 2 to our consolidated financial statements included in Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein, for additional information regarding the Acquisition.
We have substantial goodwill, and impairment of that goodwill could materially impact our results of operation.
As of December 31, 2023, we had approximately $1,333.4 million of goodwill reflected on our consolidated balance sheet. While we will not know with certainty the amount of goodwill that will be created as part of the planned Acquisition until after the closing date, we currently estimate the amount to be $1,809.5 million. As discussed in Note 1 to our consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for the year ended December 31, 2023, we test goodwill for impairment annually or more often under certain circumstances. Goodwill can be difficult to value, and in all events valuation requires the use of estimates and judgment as discussed in “Critical Accounting Estimates” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2023. Our goodwill was created in connection with business acquisitions. If those businesses do not perform as expected, future valuations may not support the amount of goodwill, and we could conclude that an impairment has occurred. Similarly, if the estimates and judgment used in our annual impairment tests prove to be incorrect, impairment could be required. Given the magnitude of the goodwill expected to be added as part of the planned Acquisition, an impairment of that goodwill could be significant and could materially impact our results of operations.

The unaudited pro forma combined financial information included in this prospectus supplement and incorporated by reference in this prospectus supplement and the accompanying prospectus is preliminary and the combined company’s actual financial position and results of operations after the Acquisition may differ materially from such unaudited pro forma combined financial information.
The unaudited pro forma combined financial information included in this prospectus supplement and incorporated by reference in this prospectus supplement and the accompanying prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Acquisition been completed on the dates indicated. The combined company’s actual results and financial position after the Acquisition may differ materially and adversely from the unaudited pro forma combined financial information.
The Sale and Contribution Agreement and related documents may be amended or modified without your consent.
Between the time of the issuance of the Notes and the consummation of the Acquisition, the parties to the Sale and Contribution Agreement or other related transaction documents may agree to modify or waive the terms or conditions of such documents without consent from the holders of the Notes. The terms of the Notes will not preclude the parties to the Sale and Contribution Agreement from making certain changes to the terms of the Acquisition or from waiving certain conditions to the Acquisition that may adversely affect your investment in the Notes.
Risks Related to the Notes
Because the Notes and the Guarantees are unsecured, they are effectively subordinated to future secured debt to the extent of the assets securing the secured debt.
The obligations of AGCO and the Guarantors under the Notes and the Guarantees will be general unsecured obligations of AGCO and the Guarantors, respectively, and will rank equally in right of payment with all of their respective existing and future unsecured indebtedness. The Notes and the Guarantees are effectively subordinated to AGCO’s and the Guarantors’ secured indebtedness, respectively, to the extent of the assets securing the secured debt. If AGCO or one of the Guarantors defaults on any future secured obligations, you may not receive principal and interest payment on your Notes. As of December 31, 2023, AGCO and the Guarantors had no secured indebtedness outstanding. AGCO and the Guarantors are permitted to incur secured indebtedness in the future to the extent described in “Description of Notes — Covenants — Limitations on Liens” and “Description of Notes — Covenants — Limitations on Sale and Leaseback Transactions.”
AGCO conducts a majority of its business through subsidiaries, and its subsidiaries hold a majority of its assets. AGCO’s subsidiaries, other than the Guarantors, will not be obligated to make payments on the Notes.
AGCO conducts a majority of its business through its subsidiaries. These subsidiaries directly and indirectly own a majority of the assets of AGCO’s business. Therefore, AGCO depends on distributions and advances from its subsidiaries and the repayment by its subsidiaries of intercompany loans and advances to meet its debt service and other obligations. Contractual provisions, laws or regulations to which AGCO or any of its subsidiaries are or may become subject, as well as any subsidiary’s financial condition and operating requirements, may limit AGCO’s ability to obtain cash required to service its indebtedness, including payments with respect to the Notes.
The Guarantors conduct all or a portion of their respective operations through subsidiaries and, to such extent, depend on their subsidiaries’ earnings to meet their debt obligations.
The Guarantors conduct all or a portion of their respective operations through their subsidiaries, and, to such extent, the Guarantors depend on the earnings and cash flows of, and the distribution of funds from, these subsidiaries to meet their debt obligations, including their obligations with respect to the Guarantees. A material portion of the assets of the Guarantors are related to the holding of investments in their respective subsidiaries.

The Notes and the Guarantees will be effectively subordinated to all liabilities of AGCO’s subsidiaries other than the Guarantors.
The Notes will not be guaranteed by AGCO’s subsidiaries, other than the Guarantors. As a result, the Notes and the Guarantees will be structurally subordinated to indebtedness and other liabilities of these non-guarantor subsidiaries. In the event of a bankruptcy, insolvency, liquidation, dissolution or reorganization of any of the non-guarantor subsidiaries, those subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to the AGCO or the Guarantors, as the case may be.
AGCO’s subsidiaries (including subsidiaries of the Guarantors) are separate and distinct legal entities and (other than the Guarantors) have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available for such purposes. Therefore, whether by dividends, loans, distributions or other payments, any right that AGCO or the Guarantors have to receive any assets of any subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of Notes to realize proceeds from the sale of any of those subsidiaries’ assets (other than from the Guarantors), will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries, if any.
As of December 31, 2023, AGCO’s subsidiaries (excluding the Guarantors) had approximately $15.8 million of indebtedness, outstanding (excluding, in each case, intercompany indebtedness and guarantees of indebtedness of joint ventures) that would rank effectively prior to the Notes with respect to the assets of such subsidiaries. Subject to the limits in any applicable indentures or other agreements, AGCO’s and the Guarantors’ subsidiaries may incur more debt, and those indentures and other agreements do not limit the incurrence of liabilities that are not indebtedness such as, for example, contractual obligations and unfunded pension liabilities.
The indenture does not restrict the amount of additional debt that AGCO and the Guarantors may incur.
The Notes and the indenture under which the Notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by AGCO and the Guarantors. The incurrence of additional debt by AGCO and the Guarantors may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the market value of the Notes and a risk that the credit rating of the Notes is lowered or withdrawn.
We may not have sufficient cash flow to make payments on the Notes and our other indebtedness.
Our ability to pay principal and interest on the Notes and our other indebtedness depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive, regulatory and environmental factors. Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including making payments on our indebtedness.
As of December 31, 2023, after giving effect to (i) our borrowing of €170.0 million (or approximately $183.2 million as of the date of borrowing) on February 15, 2024 under the EIB Senior Term Loan due 2030, (ii) our proposed financing transactions related to the Acquisition, including (A) this offering and (B) our anticipated borrowings of $500.0 million under the Term Loan Facility, and (iii) the application of the proceeds of this offering and the Term Loan Facility and other cash on hand to pay the purchase price for the Acquisition, we would have had approximately $3,245.0 million aggregate amount of total consolidated indebtedness outstanding. See “Capitalization.”
If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.
If we cannot make scheduled payments on our debt:
•
the holders of our debt could declare all outstanding principal and interest to be due and payable;

•
the holders of our secured debt could commence foreclosure proceedings against our assets;

•
we could be forced into bankruptcy or liquidation; and

•
you could lose all or part of your investment in the Notes.

We may issue additional notes.
Under the terms of the indenture governing the Notes, we may from time to time without notice to, or the consent of, the holders of the Notes, create and issue additional notes of an existing series, which notes will be equal in rank to the Notes of that series in all material respects so that the new notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as the Notes of such series.
Changes in our credit ratings may adversely affect your investment in the Notes.
The major debt rating agencies routinely evaluate our debt. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the Notes and increase our corporate borrowing costs.
Because we have made only limited covenants in the indenture for the Notes and the terms of the Notes do not provide protection against some types of important corporate events, these limited covenants and protections against certain types of important corporate events may not protect your investment.
The indenture governing the Notes does not:
•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•
limit the ability of AGCO or the Guarantors to incur unsecured indebtedness;

•
limit our ability or the ability of our non-guarantor subsidiaries to incur indebtedness, which indebtedness would effectively rank senior to the Notes;

•
restrict our ability to purchase or prepay our securities; or

•
restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes.

The indenture contains only limited restrictions on our ability to incur secured indebtedness. Furthermore, the indenture for the Notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the Notes but would not constitute a change of control triggering event that permits holders to require us to repurchase the Notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the Notes as a significant factor in evaluating whether to invest in the Notes.
Because the Notes will initially be held in book-entry form, holders must rely on The Depository Trust Company (“DTC”) procedures to receive communications relating to the Notes and exercise their rights and remedies.
The Notes will initially be issued in the form of one or more global notes registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. Accordingly, if a Note holder owns a beneficial interest in a global note, then it will not be considered an owner or holder of the Notes. Instead, DTC or its nominee will be the sole holder of the Notes. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis. In addition, notices and other communications relating to the Notes will be sent to DTC. We expect DTC to forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants. However, we can make no assurances that Note holders will timely receive any such communications.
Upon the occurrence of a Special Mandatory Redemption Trigger Date, we will be required to redeem the Notes. In addition, the Notes may also be redeemed at our option. If we redeem one or more series of Notes, holders may not obtain their expected return on such Notes.
The closing of this offering is not conditioned on, and is expected to be consummated before, the closing of the Acquisition, which is expected to occur in the first half of 2024. We may not be able to consummate the transactions contemplated by the Sale and Contribution Agreement within the timeframe specified under “Description of Notes — Special Mandatory Redemption” or at all. Many of the conditions to closing in the Sale and Contribution Agreement are beyond our control, and we may not be able to complete the transactions contemplated by the Sale and Contribution Agreement on or prior to June 28, 2024. Our obligation to consummate the closing under the Sale and Contribution Agreement is subject to certain conditions, including, among others, receipt of certain antitrust approvals.
Upon the occurrence of a Special Mandatory Redemption Trigger Date, we will be required to redeem the Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption date.
Holders of the Notes will have no rights under such provision if the Acquisition closes, nor will holders of the Notes have any right to require us to repurchase the Notes if, between the closing of the offering of the Notes and the completion of the Acquisition, we experience any changes (including any material adverse changes) in our business or financial condition, or if the terms of the Sale and Contribution Agreement change, including in any material respect. See “Description of Notes — Special Mandatory Redemption.”
In addition, each series of the Notes is redeemable at our option and we may choose to redeem some or all of such series of Notes from time to time, especially when prevailing interest rates are lower than the rate borne by such series of Notes. See “Description of Notes — Optional Redemption.”
If one or both series of Notes are redeemed, holders may not obtain their expected return on such Notes and may not be able to reinvest the proceeds from redemption in an investment that results in a comparable return. In addition, as a result of such redemption provisions of the Notes, the trading prices of such series of Notes may not reflect the financial results of our business or macroeconomic factors.
We are not obligated to place the net proceeds of the offering of the Notes in escrow prior to the closing of the Acquisition and, as a result, we may not be able to repurchase the Notes upon a Special Mandatory Redemption.
We are not obligated to place the net proceeds of the offering of the Notes in escrow prior to the closing of the Acquisition or to provide a security interest in those proceeds, and the indenture poses no restrictions on our use of these proceeds during that time. Accordingly, the source of funds for any redemption of Notes upon a Special Mandatory Redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity securities. We may not be able to satisfy our obligation to redeem the Notes following a Special Mandatory Redemption Trigger Date because we may not have sufficient financial resources to pay the aggregate redemption price on the Notes. As a result, the net proceeds of the offering of the Notes may be subject to a greater risk of loss than if they were deposited into escrow, which may jeopardize our ability to fund the Acquisition consideration or, upon the occurrence of a Special Mandatory Redemption Trigger Date, the Special Mandatory Redemption. Our failure to redeem or repurchase the Notes as required under the indenture would result in a default under the indenture, which could result in defaults under certain of our other debt agreements and have material adverse consequences for us and the holders of the Notes. In addition, our ability to redeem or repurchase the Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.
Redemption prior to maturity may adversely affect your return on the Notes.
We may choose to redeem the Notes at any time prior to the respective maturity date of such notes. If we choose to redeem your Notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on your Notes being redeemed.
Provisions in the indenture for the Notes, our charter documents and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.
If a change of control triggering event occurs, holders of the Notes will have the right, at their option, to require us to repurchase all or a portion of their notes at a price equal to 101% of the aggregate principal amount outstanding on the date of such change of control triggering event, plus accrued and unpaid interest, if any, from the date of initial issuance to, but not including, the repurchase date. In addition, the indenture for the Notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the Notes. These and other provisions, including the provisions of our charter documents and Delaware law, could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.
We may be unable to purchase your Notes as required under the indenture upon a change of control triggering event.
We cannot assure you that we would have sufficient resources to repurchase the Notes or repay other indebtedness if such debt is required to be repurchased or repaid, upon the occurrence of a change of control. In any case, third-party financing most likely would be required in order to provide the funds necessary for us to make the change of control offer for the Notes and to refinance any other indebtedness that would become payable upon the occurrence of such events. Similar constraints may exist for the Guarantors as well. We may not be able to obtain such additional financing on terms favorable to us or at all. In addition, cash payments in respect of the Notes to be repurchased may be subject to limits and might be prohibited, or create an event of default, under our indebtedness or other agreements relating to borrowings that we may enter into from time to time. The failure to make cash payments in respect of Notes to be repurchased could result in an event of default under the Notes or under our other credit related agreements. The inability to pay for Notes that are to be repurchased could result in holders receiving substantially less than the principal amount of Notes.
We may enter into transactions, like recapitalizations, reorganizations and other highly leveraged transactions, that do not constitute a change of control but that could adversely affect the holders of the Notes.
The change of control provision contained in the indenture governing the Notes may not necessarily afford you protection in the event of certain important corporate events, including a reorganization, restructuring, merger or other similar transaction involving us that may adversely affect you, because such corporate events may not involve a shift in voting power or beneficial ownership or, even if they do, may not constitute a “change of control” as defined in the indenture governing the Notes. Except as described under “Description of Notes — Offer to Repurchase Upon a Change of Control Triggering Event,” the indenture governing the Notes will not contain provisions that would require us to offer to repurchase or redeem the Notes in the event of a reorganization, restructuring, merger, recapitalization or similar transaction.

Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.
The definition of “change of control” in the indenture governing the Notes will include a disposition of all or substantially all of the properties or assets of AGCO and its subsidiaries taken as a whole to any person. There is a limited body of case law interpreting the phrase “all or substantially all,” and there is no precise established definition of the phrase. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of AGCO and its subsidiaries taken as a whole. As a result, it may be unclear as to whether a change of control has occurred and whether we are required to make an offer to repurchase the Notes.
Covenants in our debt instruments restrict or prohibit us from engaging in or entering into a variety of transactions, which could adversely affect us.
The agreements governing our outstanding indebtedness contain various covenants that limit, among other things, our ability to:
•
incur additional indebtedness;

•
repurchase shares;

•
pay dividends or make distributions or certain other restricted payments;

•
make certain investments;

•
create restrictions on the payment of dividends or other amounts to us by our Restricted Subsidiaries.

•
enter into certain transactions with stockholders or affiliates;

•
create liens;

•
sell assets, including, but not limited to capital stock of Restricted Subsidiaries; and

•
enter into certain mergers and consolidations.

We also must fulfill financial covenants with respect to a total debt to EBITDA ratio and an interest coverage ratio. Failing to comply with any of these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.
A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness.
A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under such debt instrument. In addition, such an event may trigger an event of default under one or more of our other debt instruments, including the Notes. Our ability to comply with the covenants and other provisions in our various debt instruments may be affected by events beyond our control, and we cannot assure you that we will be able to comply with these covenants and other provisions. Upon the occurrence of an event of default under any debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against collateral granted to them, if any, to secure the indebtedness. If our current or future lenders accelerate the payment of the indebtedness owed to them, we cannot assure you that our assets would be sufficient to repay in full our outstanding indebtedness.
An active trading market for the Notes may not develop, and any such market may be illiquid.
The Notes constitute new issues of securities with no established trading market. The liquidity of any trading market in the Notes which may develop, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure holders that an active after-market for the Notes will develop or be sustained or that holders of the Notes will be able to sell their Notes at favorable prices or at all.
Risks Related to Limitations on the Enforcement of the Guarantees
There are mandatory Swiss law limitations on the validity and enforceability of an up-stream or cross-stream guarantee of the Guarantor incorporated in Switzerland.
One of the guarantors of the Notes is AGCO International GmbH, a Swiss limited liability company (the “Swiss Guarantor”). Under the laws of Switzerland, the liabilities of the Swiss Guarantor under any up-stream or cross-stream guarantee are limited to the maximum amount of the Swiss Guarantor’s freely disposable equity at the time or times of enforcement. Such limitation applies if and to the extent it is required under applicable Swiss law at the time of performance of the Swiss Guarantor’s Guarantee and provided that such limitations do not free the Swiss Guarantor from its guarantee obligation in excess of its freely disposable equity at the time, but merely postpones the time of performance until such times when performance is permitted notwithstanding such limitation under then applicable Swiss law. The performance under the Guarantee of the Swiss Guarantor may require certain prior corporate steps to be completed including, but not limited to, obtaining an audit report, quotaholders’ resolutions and board or management resolutions as further disclosed in the indenture and such resolutions and audit report might not be received and as a consequence the Swiss Guarantor might not be permitted to perform under the Guarantee.
The performance of the Guarantee granted by the Swiss Guarantor may give rise to Swiss withholding tax on dividends to the extent that the performance of such Guarantee constitutes, in terms of Swiss withholding tax law, a (deemed) dividend distribution by the Swiss Guarantor.
As a result, the indenture governing the Notes and the Guarantees contains “limitation language” in relation to the Swiss Guarantor. Pursuant to such limitation language, the performance of the Guarantee granted by the Swiss Guarantor will be limited to the Swiss Guarantor’s freely disposable equity at the time of the performance of such Guarantee.
The above limitations and requirements apply in relation to guarantees securing the performance of any obligations of any direct or indirect parent companies and/or sister company of a Swiss Guarantor as well as all of the Swiss Guarantor’s joint liabilities, indemnities, guarantees and collateral for debt of, or other obligations to grant economic benefits to, its direct or indirect parent companies or sister companies, e.g., by way of restrictions of the Swiss Guarantor’s rights of set-off or subrogation or of its obligation to subordinate or waive claims, in each case as may be applicable, under the indenture.
AGCO International Holdings B.V. and AGCO International GmbH are incorporated under the laws of the Netherlands and Switzerland, respectively, and it may be difficult for you to enforce judgments against AGCO International Holdings B.V. and AGCO International GmbH and their respective directors and officers.
AGCO International Holdings B.V. is organized under the laws of the Netherlands and AGCO International GmbH is organized under the laws of Switzerland. Certain of the directors and officers of AGCO International Holdings B.V. and AGCO International GmbH are residents of jurisdictions outside of the United States, and all or a substantial part of the assets of these entities and these persons may be located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these entities or these persons or to enforce in any U.S. court judgments obtained against these entities or these persons, including actions and judgments predicated upon the civil liability provisions of U.S. federal securities laws.
The United States and the Netherlands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by any court in the United States, whether or not predicated solely upon U.S. securities laws, will not be enforceable in the Netherlands.
In order to obtain a judgment which is enforceable in the Netherlands, the claim involved must be re-litigated before a competent Dutch court. A Dutch court will, under current practice, generally confirm a final, conclusive and enforceable U.S. judgment without substantive re-examination or re-litigation on the merits if (a) that judgment results from proceedings compatible with the Dutch concept of due process (goede procesorde), (b) that judgment does not contravene public policy (openbare orde) of the Netherlands, (c) the jurisdiction of the court has been based on an internationally acceptable ground, (d) the judgment by the court is not incompatible with a judgment rendered between the same parties by a Dutch court, or with an earlier judgment rendered between the same parties by a non-Dutch court in a dispute that concerns the same subject and is based on the same cause, provided that the earlier judgment qualifies for recognition in the Netherlands and (e) the judgment is — according to the laws of the country of origin — formally capable of being enforced (e.g. is readily enforceable, has not been annulled in appeal or its enforceability has not been subjected to a certain timeframe). Subject to the foregoing and provided that service of process occurs in accordance with applicable treaties, investors may be able to enforce in the Netherlands, judgments in civil and commercial matters obtained from U.S. federal or state courts. However, no assurance can be given that such judgments will be enforceable. In addition, it is doubtful whether a Dutch court would accept jurisdiction and impose civil liability in an original action commenced in the Netherlands and predicated solely upon U.S. securities laws.
AGCO International GmbH, has been advised by its legal advisors that the United States and Switzerland do not currently have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:
•
the foreign court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

•
the judgment of such foreign court has become final and non-appealable;

•
the judgment does not contravene Swiss public policy;

•
the court procedures and service of documents leading to the judgment were in accordance with the due process of law; and

•
no proceeding involving the same position and same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or that it was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

The enforceability of rights, claims and remedies and an enforcement of a respective foreign judgment in Switzerland may be limited by applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally (including, but not limited, to the limitation that a guarantee if granted during hardening periods can generally be challenged under avoidance rules) and to any laws generally applicable in respect of invalidation or revision of contract terms, including contract terms which may be deemed to be unfair in view of circumstances prevailing at the time of enforcement, laws or equitable principles of general application (including, but not limited to, the abuse of rights (Rechtsmissbrauch) and the principle of good faith (Grundsatz von Treu und Glauben), and public policy. In particular, under Swiss law, jurisdiction clauses may have no effect in connection with insolvency proceedings as such actions or claims must be brought before the court at the place of the insolvency proceeding.
Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Swiss courts as contrary to that jurisdiction’s public policy. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court in the United States based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Switzerland. Similarly, those judgments may not be enforceable in countries other than the United States.
See “Enforcement of Civil Liabilities” in the accompanying prospectus for additional information.
Insolvency laws of jurisdictions outside of the U.S. may preclude holders of the Notes from recovering from AGCO International Holdings B.V. and AGCO International GmbH.
AGCO International Holdings B.V. and AGCO International GmbH are incorporated under the laws of the Netherlands and Switzerland, respectively. Any insolvency proceeding concerning AGCO International

Holdings B.V. would be under the EU Insolvency Regulation (Regulation 2015/848/EU) likely be based on Dutch insolvency law. Any insolvency proceeding concerning the Swiss Guarantor would be under Swiss law.
The insolvency laws of the Netherlands and Switzerland may not be as favorable to your interests as creditors as the laws of the U.S. or other jurisdictions with which you may be familiar, including in the areas of rights if creditors, priority or governmental and other creditors, the ability to obtain post-commencement interest and duration of proceedings.
The Guarantees of the Guarantors may be released upon the occurrence of certain events.
The Guarantors will be released from their Guarantees of the Notes upon the occurrence of certain events, including our sale or other disposition of a Guarantor or the sale of all or substantially all of the assets of a Guarantor. If the Guarantee of a Guarantor is released, holders of the Notes will not have a claim as a creditor against such Guarantor.
The GSI Group, LLC, one of the guarantors of the Notes, is part of our grain and protein systems business. In response to market and business conditions, management continues to evaluate strategic alternatives for its grain and protein systems business. Strategic alternatives being considered include divestiture, partnerships or other arrangements with third parties or retaining the business.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS
We have included or may include statements in this prospectus supplement and the accompanying prospectus (including documents incorporated by reference) that constitute forward-looking statements regarding, among other things, our financial condition, results of operations, plans, objectives, future performance and business. All statements contained or incorporated by reference in this document other than historical information are forward-looking statements, including statements concerning our future operations, prospects, strategies, products, manufacturing facilities, legal proceedings, financial condition, future financial performance (including growth and earnings) demand for our products and services, the proposed Acquisition and our related financing plans, and other statements of our plans, beliefs or expectations, regarding net sales, industry conditions, currency translation impacts, market demand, farm incomes, weather conditions, commodity prices, general economic conditions, availability of financing, working capital, capital expenditure and debt service requirements, margins, production volumes, cost reduction initiatives, investments in product development, compliance with financial covenants, support of lenders, recovery of amounts under guarantee, uncertain income tax provisions, funding of our pension and postretirement benefit plans, or realization of net deferred tax assets. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, goals, strategies, assumptions or future events or performance may be forward-looking statements. Also, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goals,” “guidance,” “intends,” “may,” “objectives,” “plans,” “possible,” “potential,” “projects,” “seeks,” “should,” “targets,” “will” or similar terms or variations of these terms.
We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in the forward-looking statements.
In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results, performance or achievements to differ materially from those contemplated in the forward-looking statements include factors we have described under the caption “Risk Factors” in this prospectus supplement, in Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2023 and in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our Annual Report on Form 10-K for the year ended December 31, 2023 or under similar captions in the other documents we have incorporated by reference. Any forward-looking statement speaks only as of the date on which that statement is made, and, except as required by applicable law, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which that statement is made.

USE OF PROCEEDS
We estimate the net proceeds to us from the offering to be approximately $      billion, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with anticipated proceeds from the Term Loan Facility and cash on hand and otherwise available working capital, to fund the purchase price for the Acquisition pursuant to the Sale and Contribution Agreement and related transaction costs. Pending the consummation of the Acquisition, the net proceeds of this offering may be invested temporarily in cash equivalents or short-term investments. There will be no escrow account or security interest for the benefit of the holders of the Notes.
This offering is not conditioned on the completion of the Acquisition, which, if completed, will occur subsequent to the closing of this offering. However, if a Special Mandatory Redemption Trigger Date occurs, we will be required to redeem the Notes in whole at the Special Mandatory Redemption Price. See “Description of Notes — Special Mandatory Redemption.”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2023:
•
on an actual basis; and

•
on an as adjusted basis, giving effect to (i) our borrowing of €170.0 million (or approximately $183.2 million as of the date of borrowing) on February 15, 2024 under the EIB Senior Term Loan due 2030, (ii) our proposed financing transactions related to the Acquisition, including (A) this offering and (B) our anticipated borrowings of $500.0 million under the Term Loan Facility, and (iii) the application of the proceeds of this offering and the Term Loan Facility and other cash on hand to pay the purchase price for the Acquisition.

This table should be read in conjunction with “Summary — Summary Consolidated Financial Data” and “Use of Proceeds” contained in this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement. In addition, investors should not place undue reliance on the as adjusted information included below because this offering is not contingent on the consummation of the Acquisition or the borrowings under the Term Loan Facility.
	As of December 31, 2023
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$595.5	$213.2
Borrowings due within one year:(1)	$15.0	$81.7
Long-Term Indebtedness:
Credit facility, expires 2027	$—	$—
1.002% EIB Senior term loan due 2025	276.7	276.7
EIB Senior Term Loan due 2029	276.7	276.7
EIB Senior Term Loan due 2030	—	183.2
Senior term loans due between 2023 and 2028	162.1	162.1
0.800% Senior notes due 2028	664.0	664.0
% Senior notes due 20 offered hereby	—
% Senior notes due 20 offered hereby	—
Term Loan Facility borrowings	—	500.0
Other long-term debt(1)(2)	3.1	81.0
Debt issuance costs(3)	(3.1)	(11.4)
Current portion of long-term debt(1)	(2.3)	(69.0)
Total long-term indebtedness, less current portion and debt issuances costs(3)	$1,377.2	$3,163.3
Redeemable noncontrolling interests:(4)	—	$581.5
Stockholders’ equity:
Common stock	0.7	0.7
Additional paid-in capital	4.1	7.0
Retained earnings	6,360.0	6,323.2
Accumulated other comprehensive loss	(1,708.1)	(1,708.1)
Noncontrolling interests	0.1	0.1
Total stockholders’ equity	$4,656.8	$4,622.9
Total capitalization	$6,049.0	$8,449.4

(1)
Amount in the “As Adjusted” column includes borrowings due within one year for OneAg as of December 29, 2023, including a note payable by OneAg to Trimble.

(2)
Amount in the “As Adjusted” includes the long-term indebtedness, less debt issuance costs, of OneAg as of December 29, 2023.

(3)
Amount in the “As Adjusted” column assumes the aggregate principal amount of Notes issued is $1.1 billion. Actual amount will depend on the actual aggregate principal amount of the Notes issued in this offering.

(4)
Amount in the “As Adjusted” column reflects the fair value of Trimble’s minority interest in the Joint Venture.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Credit Facility and Term Loan Facility
In December 2022, we, certain of our subsidiaries and Rabobank, and other named lenders entered into an amendment to our credit facility providing for a $1.25 billion multi-currency unsecured revolving credit facility (“credit facility”), which replaced our former $800.0 million multi-currency unsecured revolving credit facility. The amendment provided an additional $450.0 million in borrowing capacity. An initial borrowing under the credit facility was used to repay and retire a $240.0 million short-term multi-currency revolving credit facility with Rabobank that matured on March 31, 2023. The credit facility consists of a $325.0 million U.S. dollar tranche and a $925.0 million multi-currency tranche for loans denominated in U.S. Dollars, Euros or other currencies to be agreed upon. The credit facility matures on December 19, 2027. Interest accrues on amounts outstanding for any borrowings denominated in U.S. dollars, at our option, at either (1) the Secured Overnight Financing Rate (“SOFR”) plus 0.1% plus a margin ranging from 0.875% to 1.875% based on our credit rating, or (2) the base rate, which is the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.5%, and (iii) Term SOFR for a one-month tenor plus 1.0%, plus a margin ranging from 0.000% to 0.875% based on our credit rating. Interest accrues on amounts outstanding for any borrowings denominated in Euros at the Euro Interbank Offered Rate (“EURIBOR”) plus a margin ranging from 0.875% to 1.875% based on our credit rating. As of December 31, 2023, we had no outstanding borrowings under the revolving credit facility and had the ability to borrow $1,155.0 million. Each of AGCO Corporation and AGCO International Holdings B.V. is a borrower under the credit facility. Each of Massey Ferguson Corp. and The GSI Group, LLC is a guarantor of the credit facility and the Term Loan Facility referred to below, and AGCO Corporation is a guarantor of AGCO International Holdings B.V.’s obligations under the credit facility.
In December 2023, we and the lenders amended the credit agreement for the credit facility to allow for incremental borrowings under the Term Loan Facility in an aggregate principal amount of $250.0 million and to require that if either of AGCO International Holdings B.V. or AGCO International GmbH provides a guarantee of indebtedness incurred by AGCO Corporation to finance the Acquisition (including the Notes), then each such entity will be required to become a guarantor of the credit facility and the Term Loan Facility. If AGCO International GmbH were required to become a guarantor of the credit facility or the Term Loan Facility, such guarantee would be subject to customary Swiss limitations. Borrowings under the Term Loan Facility accrue interest at the same rate and margin as the credit facility. There are currently no amounts outstanding under the Term Loan Facility.
Prior to the closing of the Acquisition, we expect to enter into a further amendment to our existing credit facility to increase the Term Loan Facility from $250 million to an aggregate amount of $500 million.
Uncommitted Credit Facility
In June 2022, we entered into an uncommitted revolving credit facility that allows us to borrow up to €100.0 million (or approximately $110.7 million as of December 31, 2023). The credit facility expires on December 31, 2026. Any loans will bear interest at the EURIBOR plus a credit spread. As of December 31, 2023, we had no outstanding borrowings under the revolving credit facility and had the ability to borrow €100.0 million (or approximately $110.7 million).
0.800% Senior Notes Due 2028
On October 6, 2021, we issued €600.0 million (or approximately $664.0 million as of December 31, 2023) of senior notes at an issue price of 99.993%. The notes mature on October 6, 2028, and interest is payable annually, in arrears, at 0.800%. The senior notes contain covenants restricting, among other things, the incurrence of certain secured indebtedness. The senior notes are subject to both optional and mandatory redemption in certain events. AGCO International Holdings B.V. is the issuer of the senior notes and AGCO Corporation is a guarantor.
1.002% EIB Senior Term Loan Due 2025
On January 25, 2019, we borrowed €250.0 million (or approximately $276.7 million as of December 31, 2023) from the EIB. The loan matures on January 24, 2025. We are permitted to prepay the term loan before its maturity date. Interest is payable on the term loan at 1.002% per annum, payable semi-annually in arrears. AGCO International Holdings B.V. is the borrower and AGCO Corporation is a guarantor.
EIB Senior Term Loans
One September 29, 2023, we entered into a multi-currency Finance Contract with the EIB permitting us to borrow up to €250.0 million (or approximately $276.7 million as of December 31, 2023) to fund up to 50% of certain investments in research, development and innovation primarily in Germany, France and Finland during the period from 2023 through 2026. On October 26, 2023, we borrowed €250.0 million (approximately $263.7 million) under the arrangement. The loan matures on October 26, 2029. The loan generally can be prepaid at any time upon our election and must be prepaid upon the occurrence of certain events. Interest is payable on the term loan at 3.980% per annum, payable semi-annually in arrears. We also have to fulfill financial covenants with respect to a net leverage ratio and an interest coverage ratio.
Subsequent to the end of the year, on January 25, 2024, we entered into a second contract with the EIB permitting us to borrow up to €170.0 million, the proceeds of which are consistent with the EIB Senior Term Loan due 2029. On February 15, 2024, the Company borrowed €170.0 million (approximately $183.2 million as of the date of borrowing) under the arrangement. The loan matures on February 15, 2030.
Senior Term Loans Due Between 2023 and 2028
In October 2016, we borrowed an aggregate amount of €375.0 million through a group of seven related term loan agreements, and in August 2018, we borrowed an additional aggregate amount of €338.0 million through a group of another seven related term loan agreements. Of the 2016 term loans, we repaid an aggregate amount of €249.0 million in October 2019, October 2021 and April 2022. On October 19, 2023, we repaid our €73.5 million (or approximately $77.7 million) 2016 senior term loan due October 2023. Of the 2018 senior loans we repaid an aggregate amount of €144.5 million in August 2021 and February 2022, and on August 1, 2023, we repaid our 2018 senior term loan due August 2023 in the amount of €99.5 million (or approximately $109.2 million).
In aggregate, as of December 31, 2023, we had indebtedness of €146.5 million (or approximately $162.1 million) through a group of four remaining related term loan agreements. The provisions of the term loan agreements are substantially identical, with the exception of interest rate terms and maturities. As of December 31, 2023, for the term loans with a fixed interest rate, interest is payable in arrears on an annual basis, with interest rates ranging from 1.67% to 2.26% and maturity dates between August 2025 and August 2028. For the term loan with a floating interest rate, interest is payable in arrears on a semi-annual basis, with an interest rate based on the EURIBOR plus a margin of 1.10% and a maturity date of August 2025. AGCO International GmbH is the borrower and AGCO Corporation is a guarantor.
Bridge Facility
In connection with the Sale and Contribution Agreement, we entered into a bridge facility commitment letter with Morgan Stanley and other lenders pursuant to which Morgan Stanley and such other lenders have committed to provide a $2.0 billion senior unsecured 364-day bridge facility (the “Bridge Facility”). Commitments outstanding with respect to the Bridge Facility will accrue a commitment fee at a rate ranging from 0.1% to 0.3% based on our credit rating. Amounts outstanding under the Bridge Facility will accrue interest at a rate equal to, at our election, either (1) Term SOFR plus 0.1% plus a margin ranging from 0.875% to 2.625% based on our credit rating and how long the loans under the Bridge Facility remain outstanding, or (2) the base rate, which is the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.5%, and (iii) Term SOFR for a one-month tenor plus 1.0%, plus a margin ranging from 0.000% to 1.625% based on our credit rating and how long the loans under the Bridge Facility remain outstanding, together with a duration fee based on how long the loans under the Bridge Facility remain outstanding and a funding fee payable on the borrowing date. There were no amounts outstanding under the Bridge Facility as of December 31, 2023. The amount available under the Bridge Facility was reduced by $250.0 million upon our entry into the Term Loan Facility in December 2023. As of December 31, 2023, the amount available under the Bridge Facility was $1.75 billion.

In addition, on January 24, 2024, the commitments of the lenders were further reduced by $300 million based on our cash flow for the quarter ended December 31, 2023, and on February 15, 2024, the commitments of the lenders were further reduced by $183.2 million in connection with our borrowing of loans from EIB. As a result, the remaining commitments of the lenders under the Bridge Facility are $1.27 billion.
The commitments of the lenders under the Bridge Facility will be further reduced by an amount equal to the net proceeds of this offering of the Notes and by any increase in the Term Loan Facility as described above. Although we do not currently intend to make any borrowings under the Bridge Facility if we complete this offering, there can be no assurance that such borrowings will not be made. In this regard, we may be required to borrow under the Bridge Facility if we do not generate sufficient proceeds from our proposed financing transactions and do not otherwise have sufficient cash on hand to finance the Acquisition.
Other Short-Term Borrowings
As of December 31, 2023, we had short-term borrowings due within one year, excluding the current portion of long-term debt, of approximately $12.7 million.
Standby Letters of Credit and Similar Instruments
We have arrangements with various banks to issue standby letters of credit or similar instruments, which guarantee our obligations for the purchase or sale of certain inventories and for potential claims exposure for insurance coverage. At December 31, 2023, outstanding letters of credit totaled $14.7 million.

DESCRIPTION OF NOTES
The following description is a summary of the material terms of the Notes. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the Notes and the indenture under which the Notes will be issued but do not purport to be complete, and reference is hereby made to the indenture that is an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part and to the Trust Indenture Act of 1939, as amended. This summary supplements the description of debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes. The following description of the Notes and the description of the debt securities contained in the accompanying prospectus are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture. You may request a copy of the indenture from us as set forth under “Where You Can Find More Information” below.
As used in this “Description of Notes,” references to “AGCO,” “we,” “us” and “our” and similar expressions refer to AGCO Corporation and not to any of its subsidiaries. References to “Guarantors” refer to AGCO International Holdings B.V., AGCO International GmbH, Massey Ferguson Corp. and The GSI Group, LLC, direct and indirect wholly-owned subsidiaries of AGCO Corporation.
General
Each series of the Notes will be issued under a senior indenture (as amended and supplemented from time to time, including supplements setting forth the terms of the Notes, the “indenture”) among us, the Guarantors and HSBC Bank USA, National Association, as trustee (the “Trustee”).
We will issue the 20   Notes in an initial aggregate principal amount of $      . We will issue the 20   Notes in an initial aggregate principal amount of $      . We may, without the consent of the holders of a series of Notes, issue additional Notes under the indenture with the same terms (except for the issue date, the offering price, the initial interest accrual date and the initial interest payment date, as applicable) and ranking equally with such series of Notes, in an unlimited aggregate principal amount, provided that such additional Notes must be part of the same issue as such series of Notes for U.S. federal income tax purposes.
The Notes will be senior unsecured debt obligations of AGCO and will rank equally with all of AGCO’s existing and future unsecured and unsubordinated indebtedness. Payment on the principal, premium, if any, and interest and any other amounts on the Notes will be guaranteed on a senior unsecured basis, jointly and severally, by AGCO International Holdings B.V, AGCO International GmbH, Massey Ferguson Corp. and The GSI Group, LLC, four of our wholly-owned subsidiaries. The Notes and the Guarantees will rank effectively junior in right of payment to AGCO’s and the Guarantors’ secured indebtedness, if any, to the extent of the collateral therefor, and to all existing and future liabilities of all subsidiaries of AGCO that do not guarantee the Notes. As of December 31, 2023, AGCO had consolidated total indebtedness (less issuance costs) of $1,392.2 million, and its subsidiaries, excluding the Guarantors, had total indebtedness of approximately $15.8 million. Additionally, as of December 31, 2023, AGCO and the Guarantors had no secured indebtedness.
We will issue the Notes in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.
The Notes will not be subject to a sinking fund provision.
Unless we redeem or repurchase the Notes prior to maturity, the entire principal amount of the applicable series of Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on (i)           , 20   , in the case of the 20   Notes, and (ii)           , 20   , in the case of the 20   Notes.
The Notes are subject to defeasance at our option as provided in the indenture. See “Description of Notes — Discharge and Defeasance” in the accompanying prospectus.
Neither AGCO nor any of its subsidiaries, including the Guarantors, will be subject to any financial covenants under the indenture. In addition, neither AGCO nor any of its subsidiaries, including the Guarantors, are restricted under the indenture from paying dividends, incurring unsecured debt or issuing or repurchasing securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of AGCO except to the extent described below under “Offer to Repurchase Upon a Change of Control Triggering Event.”
Interest
Interest on the 20   Notes will accrue at    % per annum from           , 2024. Interest on the 20   Notes will accrue at    % per annum from           , 2024. Interest on the Notes will be payable in U.S. dollars semi-annually in arrears on      and      of each year (each such payment date, an “Interest Payment Date”). Interest payments will begin on           , 2024. Interest payable on an Interest Payment Date will be paid to the person in whose name the note is registered at the close of business on        or        (whether or not a business day), immediately preceding such Interest Payment Date.
Interest payable at maturity or earlier redemption or repurchase will be paid against presentation and surrender of the related Notes. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.
If any Interest Payment Date, the maturity date or any redemption date or repurchase date is not a business day, the required payment of principal, premium, if any, and interest shall be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.
“Business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or required by law or executive order to close.
For so long as the Notes are held in book-entry by DTC (or another depositary), principal and interest payments on the Notes, and at maturity or earlier redemption or repurchase of the Notes, shall be made in accordance with the customary procedures of the depositary. See “— Book-Entry System.”
Special Mandatory Redemption
If (i) the consummation of the Acquisition does not occur on or before the later of (x) June 28, 2024 or (y) such later date to which the Sale and Contribution Agreement as in effect on the closing date of this offering may be extended in accordance with its terms (the “Special Mandatory Redemption Outside Date”), (ii) prior to the Special Mandatory Redemption Outside Date, the Sale and Contribution Agreement is terminated without the consummation of the Acquisition or (iii) we otherwise notify the Trustee that we will not pursue the consummation of the Acquisition (the earlier of the date of delivery of such notice described in clause (iii), the Special Mandatory Redemption Outside Date and the date the Sale and Contribution Agreement is terminated without consummation of the Acquisition, the “Special Mandatory Redemption Trigger Date”), we will be required to redeem the Notes of each series then outstanding (such redemption, the “Special Mandatory Redemption”), at a special mandatory redemption price equal to 101% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption Price”).
In the event that we become obligated to redeem the Notes of any series pursuant to the Special Mandatory Redemption, we will promptly, and in any event not more than five business days after the Special Mandatory Redemption Trigger Date, deliver notice to the Trustee of the Special Mandatory Redemption and the date upon which such Notes will be redeemed (the “Special Mandatory Redemption Date,” which date shall be no earlier than the third Business Day and no later than 30 days following the date of such notice) together with a notice of Special Mandatory Redemption for the Trustee to deliver to each registered holder of Notes to be redeemed. The Trustee will then promptly mail or deliver electronically if such Notes are held by any depositary (including, without limitation, DTC) in accordance with such depositary’s customary procedures, such notice of Special Mandatory Redemption to each registered holder of Notes to be redeemed at its registered address. Unless we default in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Notes to be redeemed.

Upon the occurrence of the closing of the Acquisition, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.
Optional Redemption
Prior to           , 20   , in the case of the 20   Notes (the date that is      month(s) prior to the maturity date of the 20   Notes), and           , 20   in the case of the 20   Notes (the date that is      month(s) prior to the maturity date of the 20   Notes), which, in each case, is referred to in this prospectus supplement as the “Par Call Date”, we may redeem the 20   Notes and/or the 20   Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•
(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on their respective Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus      basis points in the case of the 20   Notes and      basis points in the case of the 20   Notes, each less (b) interest accrued to, but not including, the date of redemption; and

•
(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
On or after the applicable Par Call Date, we may redeem the 20   Notes and/or the 20   Notes, as the case may be, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 20   Notes or the 20   Notes, as the case may be, being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted each business day by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semiannual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semiannual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall not be responsible for calculating the redemption price or any component thereof.
Notice of any redemption will be mailed (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.
In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as in accordance with DTC’s policies and procedures. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes (including the selection of notes for redemption if applicable) shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.
We also may from time to time purchase Notes in tender offers, open market purchases or negotiated transactions without prior notice to the holders of the Notes.
Guarantees
The Guarantors will guarantee, on a senior unsecured basis, the due and punctual payment of the principal of, premium, if any, and interest on each series of the Notes, and all other amounts payable under the indenture with respect to each series of the Notes when and as they become due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the indenture (the “Guarantees”).
The Notes will not be guaranteed by any other subsidiaries of AGCO, including the subsidiaries of the Guarantors. The Guarantees will rank effectively junior in right of payment to each Guarantors’ secured indebtedness, if any, to the extent of the collateral therefor, and to all existing and future liabilities of all subsidiaries of the Guarantors by way of structural subordination. The Guarantors conduct all or a portion of their respective operations through their subsidiaries, and, to such extent, the Guarantors depend on the earnings and cash flows of, and the distribution of funds from, these subsidiaries to meet their debt obligations, including their obligations with respect to the Guarantees. A material portion of the assets of the Guarantors are related to the holding of investments in their respective subsidiaries.
The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law, or otherwise to reflect limitations under applicable law. By virtue of these limitations, a Guarantor’s obligations under its Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Guarantee. See “Risk factors — Risks Related to Limitations on the Enforcement of the Guarantees” for additional information.
A Guarantor will be released from its obligations under the indenture, and its Guarantee will no longer be in effect, (i) upon our sale or other disposition of such Guarantor, or (ii) upon a sale or disposition of all or substantially all of the assets of such Guarantor. In such event, such Guarantor will give the Trustee notice, and we and the Trustee will execute and deliver a supplemental indenture reflecting the release of the guarantee of such Guarantor. A Guarantor will also be released from its obligations under the indenture with respect to a series of the Notes, and its Guarantee will no longer be in effect with respect to a series of the Notes, if either a defeasance or satisfaction and discharge of the indenture occur with respect to the Notes of such series. See “Description of Debt Securities — Discharge and Defeasance” in the accompanying prospectus.
Offer to Repurchase Upon a Change of Control Triggering Event
If a Change of Control Triggering Event, as discussed below, occurs at any time prior to the maturity of a series of the Notes, unless we have exercised our right to redeem such series of the Notes as described under “Optional Redemption” above, you may require us to repurchase your Notes of such series for cash, in whole or in part, on a repurchase date of our choosing that is not less than 30 nor more than 60 days after the date of such notice of the Change of Control Triggering Event is mailed. The Notes will be repurchased in principal amounts of $2,000 or multiples of $1,000 in excess thereof. We will repurchase the Notes at a price equal to 101% of the aggregate principal amount to be repurchased, plus any accrued and unpaid interest, including additional interest, if any, to, but excluding, the repurchase date, subject to the rights of holders on the relevant record date to receive interest on the relevant interest payment date. Any Notes repurchased by us will be paid for in cash.
A notice of a Change of Control Triggering Event will be mailed within 30 days to each holder of Notes to the address of such holder appearing in the security register or otherwise in accordance with the applicable clearing system’s procedures with a copy to the Trustee following any Change of Control Triggering Event, or, at our option, prior to the date of consummation of any Change of Control, but after public announcement of the pending Change of Control, and of the resulting repurchase right, if any.
If you elect to require us to repurchase your Notes, you must deliver to us or our designated paying agent, on or before the repurchase date specified in the Change of Control Triggering Event notice, your repurchase notice for transfer. We will promptly pay the repurchase price for Notes surrendered for repurchase following the later of the repurchase date and the time of book-entry transfer or delivery of the Notes to be repurchased, duly endorsed for transfer. If the paying agent has been provided with money sufficient to pay the repurchase price for any note on the repurchase date, then, on and after such date, the Notes will cease to be outstanding, interest will cease to accrue and all other rights of the holder will terminate, except the right to receive the repurchase price (including any accrued and unpaid interest to, but excluding, the repurchase date). This will be the case whether or not book-entry transfer of the Note has been made or the Note has been delivered to the Paying Agent.
We will not be required to make an offer to purchase your Notes in the event of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.
You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent and the Trustee prior to the close of business on the repurchase date. The withdrawal notice must state:
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the principal amount of the withdrawn Notes;

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if certificated Notes have been issued, the certificate numbers and CUSIP/ISIN numbers of the withdrawn Notes (or, if your Notes are not certificated, your withdrawal notice must comply with the appropriate procedures of DTC); and

•
the principal amount, if any, that remains subject to the repurchase notice.

A “Change of Control Triggering Event” will be deemed to have occurred if, with respect to either series of the Notes, such Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period commencing 60 days prior to the first public announcement of the transaction that constitutes or may constitute any “Change of Control” (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless at least two of the three Rating Agencies are providing a rating for a series of the Notes at the commencement of any such period, the Notes of such series will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued when any of the following occurs:
(1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of AGCO and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to AGCO or one of its subsidiaries;
(2)   the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of AGCO, measured by voting power rather than number of shares;
(3)   AGCO consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, AGCO, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of AGCO or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of AGCO outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;
(4)   the first day on which the majority of the members of the board of directors of AGCO cease to be Continuing Directors; or
(5)   the adoption by the shareholders of AGCO of a plan relating to the liquidation or dissolution of AGCO.
For these purposes:
“Continuing Director” means, as of any date of determination, any member of the board of directors of AGCO who:
(1)   was a member of such board of directors of AGCO on the original issuance date of the Notes; or
(2)   was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (or such lesser number comprising a majority of a nominating committee if authority for such nomination, election or appointment has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed).
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us under the circumstances permitting us to select a replacement Rating Agency and in the manner for selecting a replacement Rating Agency, in each case as set forth in the definition of “Rating Agency.”

“Rating Agency” means each of Fitch, Moody’s and S&P; provided, that if any of Fitch, Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency; provided that we shall give written notice of such appointment to the Trustee.
“Fitch” means Fitch Inc., and its successors.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.
“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of AGCO’s assets and the assets of its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that our offer to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of AGCO’s assets and the assets of its subsidiaries, taken as a whole, to another “person” (as such terms is used in Section 13(d)(3) of the Exchange Act) may be uncertain.
The Trustee will be entitled to confirm compliance of these conditions upon the receipt of an Officer’s Certificate and opinion of counsel (in form and substance acceptable to the Trustee), which shall operate as sufficient evidence of the satisfaction of the conditions as described above, in which event they will be conclusive and binding on the holders of the Notes.
We will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event with respect to the Notes. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control offer provisions of the Notes by virtue of any such conflict. The Trustee will be entitled to confirm compliance of these conditions upon the receipt of an Officer’s Certificate from us and opinion of counsel (in form and substance acceptable to the Trustee), which shall operate as sufficient evidence of the satisfaction of the conditions as described herein.
These Change of Control Triggering Event repurchase rights could discourage a potential acquirer. However, this Change of Control Triggering Event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of AGCO by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “Change of Control” is limited to specified transactions and may not include other events that might adversely affect the financial condition or business operations of AGCO and its subsidiaries, including the Guarantors. Our obligation to offer to repurchase the Notes upon a Change of Control Triggering Event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving AGCO.
Covenants
The indenture will contain the following restrictive covenants:
Limitation on Liens
We will not, and will not permit any of our Restricted Subsidiaries to, create, incur, issue, assume or guarantee any indebtedness for money borrowed secured by a Lien, including any lease treated as a capital lease under GAAP (“Secured Debt”) upon any Principal Property or any shares of stock or indebtedness for borrowed money of any Restricted Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively providing concurrently with the creation, incurrence, issuance, assumption or guarantee of any such Secured Debt, that the Notes (together with, if we shall determine, any of our other indebtedness or the indebtedness of such Restricted Subsidiary then existing or thereafter created ranking equally with the Notes or the Guarantees) are secured equally and ratably with or, at our option, prior to such Secured Debt so long as such Secured Debt shall be so secured.
The foregoing restriction shall not apply to, and there shall be excluded from Secured Debt in any computation under such restriction, Secured Debt secured by:
(1)   Liens on any property, shares of stock or indebtedness for borrowed money of any entity existing at the time such entity becomes a Restricted Subsidiary of AGCO;
(2)   Liens on property or shares of stock existing at the time of the acquisition of such property or stock by AGCO or its Restricted Subsidiaries, or existing as of the original issuance date of the Notes;
(3)   Liens to secure the payment of all or any part of the price of acquisition, construction or improvement of such property or stock by AGCO or any of its Restricted Subsidiaries, or to secure any Secured Debt incurred by AGCO or any of its Restricted Subsidiaries, prior to, at the time of, or within 180 days after, the later of the acquisition or completion of construction (including any improvements on an existing property), which Secured Debt is incurred for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; provided, however, that, in the case of any such acquisition, construction or improvement, the Lien shall not apply to any property theretofore owned by AGCO or any of its Restricted Subsidiaries, other than, in the case of any such construction or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located;
(4)   Liens granted in favor of, or for the benefit of, AGCO or any of its Restricted Subsidiaries;
(5)   Liens on property of an entity existing at the time such entity is merged into or consolidated with AGCO or any of its Restricted Subsidiaries or at the time of a sale, lease or other disposition of the properties of an entity as an entirety or substantially as an entirety to AGCO or a Restricted Subsidiary of AGCO;
(6)   Liens to secure Hedging Obligations entered into in the ordinary course of business for bona fide hedging purposes to purchase any raw material or other commodity or to hedge risks or reduce costs with respect to AGCO’s or any of its Restricted Subsidiaries’, interest rate, currency or commodity exposure, and not for speculative purposes;
(7)   easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the business of AGCO and its Restricted Subsidiaries; and
(8)   Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (1) through (7) above; provided, however, that the principal amount of Secured Debt so secured shall not exceed the principal amount of Secured Debt so secured at the time of such extension, renewal or replacement (except any amounts committed at the date of the indenture), and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements and construction on such property).
Notwithstanding the foregoing, AGCO and any one or more of its Restricted Subsidiaries may, however, without securing the Notes, create, incur, issue, assume or guarantee Secured Debt secured by a Lien if, after giving effect to the transaction, the aggregate of the Secured Debt then outstanding (not including Secured Debt permitted under the above exceptions) does not exceed 15% of the Consolidated Net Tangible Assets of AGCO as shown on its consolidated financial statements as of the end of the fiscal year preceding the date of determination.
For these purposes:
“Consolidated Net Tangible Assets” means AGCO’s and its Restricted Subsidiaries’ total assets (including, without limitation, any net investments in subsidiaries that are not Restricted Subsidiaries) after deducting therefrom (a) all current liabilities (except for indebtedness payable by its terms more than one year from the date of incurrence thereof or renewable or extendible at the option of the obligor for a period ending more than one year after such date of incurrence) and (b) all goodwill, trade names, trademarks, franchises, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles, all as computed by AGCO and its Restricted Subsidiaries as of the end of the fiscal year preceding the date of determination in accordance with GAAP; provided, that any items constituting deferred income taxes, deferred investment tax credit or other similar items shall not be taken into account as a liability or as a deduction from or adjustment to total assets.
“GAAP” means U.S. generally accepted accounting principles as are set forth in the statements and pronouncements of the Financial Accounting Standards Board and in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in such other statements by such other Person as have been approved by a significant segment of the accounting profession or which have other substantial authoritative support in the United States and are applicable in the circumstances, in each case, as applied on a consistent basis, which are in effect as of the issuance date of the Notes; provided, however, any lease, whether now existing or hereafter entered into, that would have been treated as an operating lease under GAAP as in effect as of October 6, 2021, will be treated as an operating lease for all purposes of the indenture.
“Hedging Obligations” of any person means the obligations of such person pursuant to any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates, any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values, any forward contract, commodity swap, commodity option or other financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices or any derivative contract entered into to hedge interest rate risk, currency exchange risk, and commodity price risk.
“Lien” or “Liens” means any mortgage, pledge, lien, security interest or other encumbrances, including any lease treated as a capital lease under GAAP, upon any Principal Property or any shares of stock or on indebtedness for borrowed money of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness for borrowed money are now owned or hereafter acquired).
“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
“Principal Property” means any single manufacturing or processing plant, office building or warehouse owned or leased by AGCO or any of its Subsidiaries other than a plant, warehouse, office building, or portion thereof which, (i) has a gross book value of less than 2% of Consolidated Net Tangible Assets or (ii) in the opinion of AGCO’s board of directors, is not of material importance to the business conducted by AGCO and its Subsidiaries as an entirety.
“Restricted Subsidiary” means any Subsidiary of AGCO which owns or is the lessee of any Principal Property.
“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by AGCO or by one or more other subsidiaries, or by AGCO and one or more of its subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by AGCO or by one or more of its subsidiaries or by AGCO and one or more of its subsidiaries.
Limitation on Sale and Leaseback Transactions
We will not, and will not permit any of our Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:
(1)   we or such Restricted Subsidiary would be entitled to create, incur, issue, assume or guarantee indebtedness secured by a Lien upon such Principal Property at least equal in amount to the Attributable

Debt in respect of such arrangement without equally and ratably securing the Notes; provided, however, that from and after the date on which such arrangement becomes effective, the Attributable Debt in respect of such arrangement shall be deemed, for all purposes described under “— Limitations on Liens” above, to be Secured Debt subject to the provisions of the covenants described therein; or
(2)   since the original issuance date of the Notes and within a period commencing twelve months prior to the consummation of such Sale and Leaseback Transaction and ending twelve months after the consummation of such Sale and Leaseback Transaction, AGCO, or any of its Restricted Subsidiaries, as the case may be, has expended or will expend for the Principal Property an amount equal to
(A)   the net proceeds of such Sale and Leaseback Transaction, and we elect to designate such amount as a credit against such Sale and Leaseback Transaction, or
(B)   a part of the net proceeds of such Sale and Leaseback Transaction and we elect to designate such amount as a credit against such Sale and Leaseback Transaction and apply an amount equal to the remainder of the net proceeds as provided in the following paragraph; or
(3)   such Sale and Leaseback Transaction does not come within the exceptions provided by paragraph (1) above and we do not make the election permitted by paragraph (2) above or make such election only as to a part of such net proceeds, in either of which events we shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement (less any amount elected under paragraph (2) above) to the retirement, within 180 days of the effective date of any such arrangement, of indebtedness for borrowed money of AGCO or any of its Restricted Subsidiaries (other than indebtedness of AGCO for borrowed money which is subordinated to the Notes) which by its terms matures at or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligees to a date more than twelve months after the date of the creation of such indebtedness for borrowed money (it being understood that such retirement may be made by prepayment of such indebtedness for borrowed money, if permitted by the terms thereof, as well as by payment at maturity, and that at our option and pursuant to the terms of the indenture, such indebtedness may include the Notes); or
(4)   such Sale and Leaseback Transaction is a tax incentive sale and leaseback with a governmental entity where AGCO or the Restricted Subsidiary has the option to purchase the underlying property at the end of the lease for nominal consideration.
For these purposes:
“Attributable Debt” means the present value (discounted at the weighted average interest rate borne by the Notes outstanding at the time of such Sale and Leaseback Transaction compounded semi-annually) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended).
“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by AGCO or any of its Restricted Subsidiary of any Principal Property, whether such Principal Property is now owned or hereafter acquired (except for (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years and (2) leases between AGCO and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by AGCO or such Restricted Subsidiary to such person with the intention of taking back a lease of such Principal Property.

Merger, Consolidation or Sale of Assets
AGCO may not consolidate with or merge with or into (whether or not AGCO is the surviving corporation) or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:
•
the surviving person or the person acquiring the assets (if AGCO is not the surviving entity) is (a) organized and existing under the laws of (i) the United States of America, any State thereof or the District of Columbia, (ii) any member state of the European Union as in effect on the date the Notes are first issued or (iii) Switzerland and (b) expressly assumes its obligations under the indenture and the Notes by an indenture supplemental to the indenture to which AGCO is party to;

•
immediately after the transaction, there is no event of default under the indenture; and

•
AGCO delivers to the Trustee an Officer’s Certificate and opinion of counsel (in form and substance acceptable to the Trustee), stating that the transaction complies with the indenture. The Trustee will be entitled to conclusively rely upon such Officer’s Certificate and opinion as sufficient evidence that the transaction complies with the indenture.

Upon the consolidation, merger or sale, the successor corporation formed by the consolidation, or into which AGCO is merged or to which the sale is made, will succeed to, and be substituted for AGCO under the indenture.
There is no clear meaning for the phrase “substantially as an entirety.” Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of the properties and assets of AGCO “substantially as an entirety.” As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.
Reports
The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 30 days after the same is required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR, provided, however, that the Trustee will have no responsibility whatsoever to determine whether such filings have taken place.
Events of Default
The following are the “Events of Default” with respect to each series of the Notes, which are modified from the events of default described in the accompanying prospectus:
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we fail to pay principal or premium, if any, when due upon redemption or otherwise on such series of Notes;

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we fail to pay any interest on such series of Notes, when due and such failure continues for a period of 30 days;

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AGCO fails to perform or observe the covenants described under the heading “— Merger, Consolidation or Sale of Assets” or we fail to make or consummate any offer to repurchase such series of Notes following a Change of Control Triggering Event;

•
we fail to perform or observe any of the covenants in the indenture applicable to such series of Notes for 90 days after notice by the Trustee or the holders of 25% or more of the principal amount of outstanding Notes of such series;

•
the occurrence under indebtedness of AGCO or any Significant Subsidiary thereof (including, without limitation, the Guarantors) having an outstanding balance of $150 million or more of (i) an event of default that has caused the holder of such indebtedness to accelerate the maturity of such indebtedness and such indebtedness has not been discharged in full or such acceleration rescinded within 30 days or (ii) the failure to make the principal payment on the final (but not interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days;

•
except as permitted by the indenture and as contemplated by the terms thereof, the Guarantee of a Guarantor is held in any judicial proceeding to be unenforceable, or invalid, or ceases for any reason to be in full force and effect, or such Guarantor, or any authorized person acting on behalf of such Guarantor, denies or disaffirms such Guarantor’s obligations under the Guarantee; and

•
certain events involving the bankruptcy, insolvency or reorganization of AGCO or the Guarantors or the bankruptcy, insolvency or reorganization of one of the AGCO’s Significant Subsidiaries.

“Significant Subsidiary” means any subsidiary of AGCO that meets the definition of “significant subsidiary” in Section 1-02(w) of Regulation S-X.
In addition, failure to make the Special Mandatory Redemption, if required in accordance with the terms described under “— Special Mandatory Redemption,” will constitute an event of default with respect to each series of the Notes then outstanding.

BOOK-ENTRY SYSTEM
The Notes of each series will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC, as the depositary, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes directly through DTC. Except under circumstances described below, the Notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in the global notes.
So long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee will be considered the sole owner or holder of the Notes represented by the global notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have Notes represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the indenture.
Principal and interest payments on Notes registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global notes. None of us, the trustee or any paying agent or registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to these beneficial interests.
We expect that the depositary for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interest in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants.
If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the global notes. We will also issue Notes in definitive form in exchange for the global notes if an event of default has occurred with regard to the Notes represented by the global notes and has not been cured or waived. In addition, we may at any time and in our sole discretion determine not to have the Notes represented by the global notes and, in that event, will issue Notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of Notes represented by the global notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $2,000 and integral multiples of $1,000 above that amount, unless otherwise specified by us. Notes in definitive form can be transferred by presentation for registration to the registrar at its New York offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Notes in definitive form.
DTC
The depositary advises as follows:
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DTC is:

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a limited-purpose trust company organized under the New York Banking Law,

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a “banking organization” within the meaning of the New York Banking Law,

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a member of the Federal Reserve System,

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a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

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a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

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DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates;

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Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations;

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DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries; and

•
Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.
The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary’s participants include both U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, such as banks, U.S. and non-U.S. brokers, dealers, trust companies, clearing corporations and certain other organizations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly.
According to the depositary, the foregoing information with respect to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Global Clearance and Settlement Procedures
Initial settlement for the Notes will be made in same-day U.S. dollar funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules.
Notices
Notices to holders of the Notes will be sent by mail to the registered holders, whether the Notes are in global or definitive form. So long as the global notes are held on behalf of DTC or any other clearing system, notices to holders of Notes represented by a beneficial interest in the global notes may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.
Euroclear and Clearstream
Investors may hold interests in the Notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems.
Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be. Euroclear has advised us that:
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It was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

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Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

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Euroclear is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

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The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of securities offering by this general prospectus supplement;

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Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly;

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Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”);

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The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants; and

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Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:
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It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates;

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Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

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As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier);

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Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters;

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Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly; and

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Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the following descriptions of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, the underwriters nor the trustee or the paying agent take any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.
Secondary market trading between Euroclear Participants and Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream Participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its respective U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries.
Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear Participant or a Clearstream Participant to a DTC participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Notes. The following discussion does not purport to be a complete analysis of all potential tax considerations. This discussion only applies to Notes that are held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that are purchased in the initial offering at the initial offering price. This discussion is general in nature and does not address all U.S. federal income tax considerations relevant to a holder’s particular circumstances, such as the impact of the Medicare contribution tax on net investment income and tax consequences applicable to persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
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holders subject to the alternative minimum tax;

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banks, insurance companies or other financial institutions;

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real estate investment trusts and regulated investment companies;

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tax-exempt organizations;

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brokers and dealers in securities or currencies;

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persons who have ceased to be citizens or residents of the United States;

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traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

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U.S. Holders (as defined below) whose functional currency is not the U.S. dollar or who hold Notes through a foreign entity or foreign account;

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persons that will hold the Notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

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persons deemed to sell the Notes under the constructive sale provisions;

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controlled foreign corporations or passive foreign investment companies; or

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partnerships (or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or investors in such entities.

This discussion is based upon the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not and will not seek any rulings or opinions from the U.S. Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the Notes or that any such position would not be sustained in court.
If you are considering purchasing the Notes, you are urged to consult with your own tax advisor with respect to the application of U.S. federal income tax laws to your particular situation, as well as any tax considerations arising under other U.S. federal tax laws, the laws of any state, local or foreign taxing jurisdiction or any applicable income tax treaty.
Certain Additional Payments
In certain circumstances, we may be required to make payments on the Notes in excess of stated principal and interest. For example, we will be required to redeem the Notes at a redemption price equal to 101% of the principal amount of the Notes in the event that (i) the consummation of the Acquisition does not occur on or before the Special Mandatory Redemption Outside Date, (ii) prior to the Special Mandatory Redemption Outside Date, the Sale and Contribution Agreement is terminated without consummation of the Acquisition, or (iii) we otherwise notify the Trustee that we will not pursue the consummation of the

Acquisition, as described under the heading “Description of Notes — Special Mandatory Redemption.” In addition, we may be required to repurchase Notes at a repurchase price equal to 101% of the principal amount of any Note purchased by us at the holder’s election after a change of control, as described above under the heading “Description of Notes — Offer to Repurchase Following a Change of Control Triggering Event.”
Our obligation to pay such excess amounts may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments,” in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. However, under these Treasury Regulations, one or more contingencies will not cause the Notes to be treated as contingent payment debt instruments if, as of the issue date of such Notes, such contingencies, in the aggregate, are considered remote or incidental. We intend to take the position that the possibility of payment of such excess amounts should be treated as remote and/or incidental and does not result in the Notes being treated as contingent payment debt instruments under applicable Treasury regulations. Our position that these contingencies are remote or incidental is binding on a noteholder, unless such noteholder explicitly discloses to the IRS on its tax return for the taxable year during which it acquires the Notes that it is taking a different position. However, this determination is inherently factual and we can give no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS may require a noteholder to accrue ordinary interest income on the Notes at a rate in excess of the stated interest rate, and to treat any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the Notes as ordinary income rather than capital gain. Noteholders should consult their own tax advisors regarding the tax consequences of the Notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.
Considerations Applicable to U.S. Holders
For purposes of this summary, a “U.S. Holder” means a beneficial owner of a Note (other than a partnership, or other entity or arrangement treated as a partnership) that, for United States federal income tax purposes, is:
•
an individual that is a citizen or tax resident of the United States;

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a corporation or other entity treated as a corporation for United States federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to United States federal income taxation regardless of its source; or

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a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more “United States persons”, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes beneficially owns the Notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially own the Notes should consult their tax advisors as to the particular U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Notes applicable to them.
Payments of Interest
Stated interest on the Notes generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is expected, and subject to the discussion above under “Certain Additional Payments,” this discussion assumes, that the Notes will not be issued with more than a de minimis amount of original issue discount (“OID”) for United States federal income tax purposes. However, if the Notes are issued with more than a de minimis amount of OID, a U.S. Holder generally will be required to include any OID in income (as interest) as it accrues, regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes before such U.S. Holder receives any payment attributable to such income.
Sale or Other Taxable Disposition
A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Note. The amount of such gain or loss will generally equal the difference between the proceeds received for the Note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the amount the U.S. Holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.
Medicare Tax
Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of the Notes. Each U.S. Holder that is an individual, estate or trust is urged to consult its own tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of its investment in the Notes.
Information Reporting and Backup Withholding
Information reporting requirements generally apply in connection with payments on the Notes to, and the proceeds from a disposition of the Notes by, non-corporate and other non-exempt U.S. Holders. A U.S. Holder will be subject to a backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and fails to comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. federal income tax liability, or may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding the application of backup withholding to their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.
Considerations Applicable to Non-U.S. Holders
For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of a Note (other than a partnership, or other entity or arrangement treated as a partnership) that is not a U.S. Holder.
Payments of Interest
Except if interest on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, and subject to the potential back-up withholding and Foreign Account Tax Compliance Act under Sections 1471 through 1474 of the Code, the Treasury Regulations promulgated thereunder and IRS administrative guidance related thereto (“FATCA”) withholding summarized below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the Notes provided that such Non-U.S. Holder:
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does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

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is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us directly or constructively through stock ownership;

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is not a bank receiving such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

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satisfies certain certification requirements.

Such certification requirements will be met if (x) the Non-U.S. Holder provides to the paying agent its name and address, and certifies on a properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, IRS Form W-8EXP, as applicable (or a substantially similar form), under penalties of perjury, that it is not a “United States person” within the meaning of Section 7701(a)(30) of the Code or (y) a non-U.S. securities clearing organization or certain other financial institutions holding the Notes on behalf of the Non-U.S. Holder and certifies on a properly completed and duly executed IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the Notes is a United States person.
If interest on the Notes is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, but such Non-U.S. Holder does not satisfy the other requirements outlined in the preceding paragraphs, interest on the Notes generally will be subject to United States withholding tax at a 30% rate (or a lower applicable income tax treaty rate).
If interest on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, and, if certain income tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis at the rate applicable to United States persons generally (and, with respect to corporate Non-U.S. Holders, may also be subject to a 30% branch profits tax (or a lower applicable treaty branch profits tax rate)). If interest on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such interest payments will not be subject to United States withholding tax if the Non-U.S. Holder provides us or our paying agent with the appropriate documentation (generally a properly completed and duly executed IRS Form W-8ECI).
Sale or Other Taxable Disposition
Subject to the “— Information Reporting and Backup Withholding” and “— FATCA Withholding” summaries below, a Non-U.S. Holder generally will not be subject to United States federal withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of the Notes. A Non-U.S. Holder will also generally not be subject to U.S. federal income tax with respect to such gain, unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied. In the case described in (i) above, gain or loss recognized on the disposition of such Notes generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a United States person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty branch profits tax rate). In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the Notes (after being offset by certain United States source capital losses, if any).
To the extent the amount realized on a sale, exchange, redemption or other taxable disposition of the Notes is attributable to accrued but unpaid interest on the Notes, such amount generally will be subject to, or exempt from, tax to the same extent as described under “Considerations Applicable to Non-U.S. Holders — Payments of Interest” above.
Information Reporting and Backup Withholding
Information returns will be filed annually with the IRS in connection with our payment of interest on the Notes. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a “United States person” as defined under Section 7701(a)(30) of the Code, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Notes, and the Non-U.S. Holder may be subject to backup withholding tax (currently at a rate of 24%) on payments of interest on the Notes or on the proceeds from a sale or other disposition of the Notes. The certification procedures required to claim the exemption from the withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability or may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
FATCA Withholding
Under FATCA and additional guidance issued by the IRS, a U.S. federal withholding tax of 30% generally will apply to interest on a debt obligation paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or (ii) a foreign entity that is a “non-financial foreign institution” (as specifically defined in the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such non-financial foreign entity provides the withholding agent with a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity, and certain other specified requirements are met. Certain Non-U.S. Holders located in a jurisdiction with an intergovernmental agreement with the United States governing FATCA may be subject to different rules. We will not be obligated to pay any additional amounts to “gross up” payments to holders as a result of any withholding or deduction for such taxes. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Considerations Applicable to Non-U.S. Holders — Payments of Interest”, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. Holders of the Notes are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the Notes.

UNDERWRITING
Subject to the terms and conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Rabo Securities USA, Inc., an affiliate of Coöperatieve Rabobank U.A., are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of each series of the Notes indicated in the following table:
Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Morgan Stanley & Co. LLC	$	$
J.P. Morgan Securities LLC
Rabo Securities USA, Inc

Total	$	$
The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any are taken.
Each series of Notes will be a new issue of debt securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the Notes. The underwriters have advised us that the propose initially to offer the Notes to the public at the initial public offering prices set forth on the cover page of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to    % of the principal amount of the 20   Notes and    % of the principal amount of the 20   Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to    % of the principal amount of the 20   Notes and    % of the principal amount of the 20   Notes. After the initial public offering of the Notes, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of each series of the Notes).
Paid by AGCO
Per 20 Note	%
Per 20 Note	%
In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the underwriters may bid for, and purchase, Notes on the open market. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the underwriters repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $      million.
We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph on the cover page of this prospectus supplement, which will be the      business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+   ’’). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to two business days before their delivery will be required, by virtue of the fact that the Notes will initially settle in T+   , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on any date prior to two business days before their delivery should consult their advisors.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have provided, currently provide and may in the future provide, investment banking, commercial banking, advisory and other services for us and our affiliates, for which they received and will receive customary fees and expenses. Affiliates of certain of the underwriters are lenders under our existing credit facilities, including our $1.25 billion multi-currency credit facility, our $2.0 billion senior unsecured 364-day bridge facility entered into in connection with the Acquisition, and our outstanding term loans.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve securities and instruments of AGCO and its affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.
Selling Restrictions
Notice to Prospective Investors in the European Economic Area
The prospectus supplement, the accompanying prospectus and any related free writing prospectus is not a prospectus for the purposes of the Regulation (EU) 2017/112 (the “Prospectus Regulation”).This

prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly, any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither AGCO nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes other than to EEA Qualified Investors.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (1) a retail investor means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Regulation; and (2) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus, and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This document and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to AGCO.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
This prospectus supplement, the accompanying prospectus and any related free writing prospectus is not a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”)(the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of Notes in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly, any person making or intending to make an offer in the United Kingdom of Notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus or any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither AGCO nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes other than to UK Qualified Investors.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, (1) the expression “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (b) a customer within the meaning of the provisions in the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (c) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and (2) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
Notice to Prospective Investors in Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.
The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Hong Kong
The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) or an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong

Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than:
(a)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:
(i)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of Notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Switzerland
This prospectus supplement and the accompanying prospectus nor any other offering or marketing material is intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement nor any other offering or marketing material relating to the offering, nor us nor the Notes have been or will be filed with or approved by any Swiss regulatory authority. The Notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the Notes will not benefit from protection or supervision by such authority.
Notice to Prospective Investors in Japan
The Notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

LEGAL MATTERS
Troutman Pepper Hamilton Sanders LLP will pass upon the validity of the Notes and the Guarantees and on certain other legal matters for us as to matters of U.S. federal and Delaware and New York state law. Certain other legal matters for us will be passed upon by De Brauw Blackstone Westbroek N.V., as to matters of Dutch law, and by Pestalozzi Attorneys at Law Ltd, as to matters of Swiss law, and for the underwriters by Paul Hastings LLP.
EXPERTS
The consolidated financial statements of AGCO Corporation as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, as stated in their reports incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The combined financial statements of the OneAg Business of Trimble Inc., as of December 29, 2023 and for the year ended December 29, 2023, have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, independent auditors, as stated in their report incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
In accordance with the Exchange Act, we file annual, quarterly and current reports, as well as proxy statements and other information, with the SEC. Our SEC filings (File No. 001-12930) are available to the public over the Internet at the SEC’s website at http://www.sec.gov as well as on our website, www.agcocorp.com. The information contained on, or accessible from, our website is not a part of, and is not incorporated in, this prospectus supplement or the accompanying prospectus.
DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. Please refer to “Where You Can Find Additional Information” in the accompanying prospectus. The information we incorporate by reference is considered a part of this prospectus supplement and the accompanying prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:
•
our Annual Report on Form 10-K for the year ended December 31, 2023;

•
our Current Reports on Form 8-K filed on February 2, 2024 and March 14, 2024; and

•
all information in our Definitive Proxy Statement on Schedule 14A filed on March 27, 2023, to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022.

In addition, we will incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, after the date of this prospectus supplement and prior to the termination of this offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) or other applicable SEC rules.
You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits (unless we have specifically incorporated that exhibit by reference into the filing) , free of charge by contacting our Secretary at our principal offices, which are located at 4205 River Green Parkway, Duluth, Georgia 30096, and our telephone number is (770) 813-9200.

You should assume that the information appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS
AGCO CORPORATION
Common Stock
Preferred Stock
Debt Securities
Warrants
Depositary Shares
Purchase Contracts
Units
AGCO INTERNATIONAL HOLDINGS B.V.
AGCO INTERNATIONAL GMBH
MASSEY FERGUSON CORP.
THE GSI GROUP, LLC
Guarantees of Debt Securities
AGCO Corporation may offer and sell shares of its common stock, shares of its preferred stock, debt securities, warrants, depositary shares, purchase contracts or units, or any combination of these securities. We may offer and sell these securities, together or separately, from time to time, in one or more offerings, in amounts, at prices and on terms that will be determined at the time of any such offering. The preferred stock, debt securities, warrants, depositary shares, purchase contracts and units may be convertible or exercisable or exchangeable for common stock, preferred stock, debt securities or other securities or property. AGCO International Holdings B.V., AGCO International GmbH, Massey Ferguson Corp. and The GSI Group, LLC, direct and indirect subsidiaries of AGCO Corporation, may guarantee our debt securities. Such guarantees of debt securities may be sold in combination with any of the other securities listed above.
This prospectus describes some of the general terms that may apply to the offered securities. The specific terms of any securities to be offered and the specific manner in which they may be offered will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that contains a description of those securities.
We may offer and sell these securities to or through one or more underwriters, dealers or agents, directly to purchasers, or through a combination of these methods on an immediate, continuous or delayed basis. If any offering involves underwriters, dealers or agents, arrangements with them will be described in a prospectus supplement relating to that offering.
Our common stock is listed on the New York Stock Exchange under the symbol “AGCO.” If we decide to seek a listing of any other securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed or where we have made an application for listing, as the case may be.
Investing in these securities involves risks. You should carefully consider the risk factors incorporated herein by reference and described under the heading “Risk Factors” on page 3 of this prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 7, 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission, or “SEC,” using the “shelf” registration process. By using a shelf registration statement, we may offer and sell, from time to time, in one or more offerings, the securities described in the applicable prospectus supplement.
You should rely only on the information contained in or incorporated by reference into this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell the securities. You should not assume that the information contained in this prospectus or in any prospectus supplement is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.
This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.
We urge you to read carefully both this prospectus and the prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information” and “Information Incorporated by Reference,” before deciding whether to invest in any of the securities being offered.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”
Unless we otherwise indicate or unless the context requires, references in this prospectus to “AGCO,” “we,” “us” and “our” are to AGCO Corporation and its subsidiaries. The term “you” refers to a prospective investor.
Our principal executive offices are located at 4205 River Green Parkway, Duluth, Georgia 30096. Our phone number is (770) 813-9200.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus and the applicable prospectus supplement. This prospectus and the applicable prospectus supplement do not contain all of the information set forth in the registration statement and its exhibits and schedules in accordance with SEC rules and regulations. For further information with respect to us and the securities being offered by this prospectus and the applicable prospectus supplement, you should read the registration statement, including its exhibits and schedules. Statements contained in this prospectus and the applicable prospectus supplement, including documents that we have incorporated by reference, as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the registration statement or any other such document, each such statement is qualified in all respects by reference to the corresponding exhibit. You should review the complete contract or other document to evaluate these statements. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database or our website.
Our Internet address is www.agcocorp.com. We make the following reports filed by us available, free of charge, on our website under the heading “SEC Filings” in our website’s “Investors” section: annual reports on Form 10-K; quarterly reports on Form 10-Q; current reports on Form 8-K; proxy statements for the annual meeting of stockholders; and reports on Form SD. These reports are made available on our website as soon as practicable after they are filed with the SEC. Our website and the information contained or connected to our website is not incorporated by reference in this prospectus or any prospectus supplement unless expressly provided herein, and you should not consider it part of this prospectus or any prospectus supplement.
The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:
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our Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 27, 2024;

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our Current Report on Form 8-K filed on February 2, 2024;

•
all information in our Definitive Proxy Statement on Schedule 14A filed on March 27, 2023, to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022; and

•
the description of our capital stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2020, including any amendment or report filed for the purpose of updating such description.

In addition, we will incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portions of the respective filings that were furnished, after the date of this prospectus and prior to the termination of this offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) or other applicable SEC rules.
You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits (unless we have specifically incorporated that exhibit by reference into the filing) , free of charge by contacting our Secretary at our principal offices, which are located at 4205 River Green Parkway, Duluth, Georgia 30096, and our telephone number is (770) 813-9200.
You should assume that the information appearing or incorporated by reference in this prospectus, the applicable prospectus supplement or any applicable pricing supplement is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.
AGCO CORPORATION
We are a global leader in the design, manufacture and distribution of agricultural machinery and precision agriculture technology. We sell a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment, seeding and tillage equipment, implements, and grain storage and protein production systems. Our products are widely recognized in the agricultural equipment industry and are marketed under a number of well-known brands, including Fendt®, GSI®, Massey Ferguson®, Precision Planting® and Valtra®, supported by our FUSE® precision agriculture solutions. We distribute most of our products through approximately 3,100 independent dealers and distributors in approximately 140 countries. We also provide retail and wholesale financing through our finance joint ventures with Coöperatieve Rabobank U.A., which, together with its affiliates, we refer to as “Rabobank.”
AGCO Corporation was incorporated in Delaware in 1991. Our principal executive offices are located at 4205 River Green Parkway, Duluth, Georgia 30096, and our telephone number is (770) 813-9200.

RISK FACTORS
Please carefully consider the risk factors described in Item 1A. — Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include or incorporate in any applicable prospectus supplement.

GUARANTOR DISCLOSURES
The debt securities described in this prospectus will be issued by AGCO Corporation and may be fully and unconditionally guaranteed by AGCO International Holdings B.V., AGCO International GmbH, Massey Ferguson Corp. and The GSI Group, LLC (the “guarantor subsidiaries”). Any guarantees will be full and unconditional, to the extent permitted by applicable law, and subject to any limitations described in the applicable prospectus supplement relating to the offering of such guaranteed debt securities, and may be subject to certain conditions for release, which will be described in the applicable prospectus supplement. The other subsidiaries of AGCO Corporation (the “non-guarantor subsidiaries”) are not registering guarantees of AGCO Corporation’s debt securities. For a brief description of the general terms of the debt securities that we may offer and the guarantees that the guarantor subsidiaries may offer, see the information under the headings “Description of Debt Securities” in this prospectus.
AGCO International GmbH, a Swiss limited liability company, may be a guarantor of the debt securities. Under the laws of Switzerland, the liabilities of AGCO International GmbH under any up-stream or cross-stream guarantee are expected to be limited to the maximum amount of AGCO International GmbH’s freely disposable equity at the time or times of enforcement. Such limitation applies if and to the extent it is required under applicable Swiss law at the time of performance of AGCO International GmbH’s guarantee and provided that such limitation does not free AGCO International GmbH from its guarantee obligation in excess of its freely disposable equity at the time, but merely postpones the time of performance until such times when performance is permitted notwithstanding such limitation under then applicable Swiss law. The performance under the guarantee of AGCO International GmbH may further require certain prior corporate steps to be completed including, but not limited to, obtaining an audit report, quotaholders’ resolutions and board or management resolutions as further disclosed in the indenture and such resolutions and audit report might not be received and as a consequence AGCO International GmbH might not be permitted to perform under the guarantee.
The performance under the guarantee granted by AGCO International GmbH may give rise to Swiss withholding tax on dividends to the extent that the performance of such guarantee constitutes, in terms of Swiss withholding tax law, a (deemed) dividend distribution by AGCO International GmbH.
As a result, the indenture and the guarantee provisions contain “limitation language” in relation to AGCO International GmbH. Pursuant to such limitation language, the performance of such guarantee granted by AGCO International GmbH will be limited as described above.
The above limitations and requirements apply in relation to guarantees securing the performance of any obligations of any direct or indirect parent companies and/or sister company of AGCO International GmbH as well as all of AGCO International GmbH’s joint liabilities, indemnities, guarantees and collateral for debt of, or other obligations to grant economic benefits to, its direct or indirect parent companies or sister companies, e.g., by way of restrictions of AGCO International GmbH’s rights of set-off or subrogation or of its obligation to subordinate or waive claims, in each case as may be applicable, under the indenture.
Summarized Financial Information
The following tables present summarized financial information of AGCO Corporation, as the issuer of the debt securities, and the guarantor subsidiaries on a combined basis after elimination of intercompany transactions and balances within the guarantor subsidiaries and equity in the earnings from and investments in any non-guarantor subsidiary. As used herein, “obligor group” means AGCO Corporation, as the issuer of the debt securities, and the guarantor subsidiaries on a combined basis. The summarized financial information is provided in accordance with the reporting requirements of Rule 13-01 under SEC Regulation S-X for the obligor group and is not intended to present the financial position or results of operations of the obligor group in accordance with generally accepted accounting principles as such principles are in effect in the United States.

Balance Sheet
(in millions)	As of December 31, 2023
Current assets(a)	$5,710.3
Noncurrent assets(b)	2,036.4
Current liabilities(c)	5,597.4
Noncurrent liabilities(d)	2,824.2

(a)
Includes amounts due from non-guarantor subsidiaries of $3,391.1 million as of December 31, 2023.

(b)
Includes amounts due from non-guarantor subsidiaries of $404.1 million as of December 31, 2023.

(c)
Includes amounts due to non-guarantor subsidiaries of $3,813.4 million as of December 31, 2023.

(d)
Includes amounts due to non-guarantor subsidiaries of $1,193.3 million as of December 31, 2023.

Statement of Operation Information
(in millions)	Year ended December 31, 2023
Revenues(a)	$10,727.6
Income from Operations	1,069.3
Net income	578.7
Net income attributable to obligor group	578.7

(a)
Includes intercompany revenues generated from non-guarantor subsidiaries of $6,408.6 million.

The following tables present summarized financial information of AGCO International GmbH, after elimination of intercompany transactions and balances within the guarantor subsidiaries and equity in the earnings from and investments in any non-guarantor subsidiary.
Balance Sheet
(in millions)	As of December 31, 2023
Current assets(a)	$4,108.0
Noncurrent assets(b)	648.3
Current liabilities(c)	4,422.5
Noncurrent liabilities(d)	1,376.5

(a)
Includes amounts due from non-guarantor subsidiaries of $2,760.2 million as of December 31, 2023.

(b)
Includes amounts due from non-guarantor subsidiaries of $379.0 million as of December 31, 2023.

(c)
Includes amounts due to non-guarantor subsidiaries of $3,540.1 million as of December 31, 2023.

(d)
Includes amounts due to non-guarantor subsidiaries of $1,193.3 million as of December 31, 2023.

Statement of Operation Information
(in millions)	Year ended December 31, 2023
Revenues(a)	$7,374.3
Income from Operations	1,158.9
Net income	691.3
Net income attributable to obligor group	691.3

(a)
Includes intercompany revenues generated from non-guarantor subsidiaries of $5,762.9 million.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.
DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is based on our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated By-Laws (“By-Laws”), and applicable provisions of law. We have summarized certain portions of our Certificate of Incorporation and By-Laws below. The summary is not complete and is subject to, and is qualified in its entirety by, our Certificate of Incorporation and our By-laws, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of the Delaware General Corporation Law (“DGCL”). You should read our Certificate of Incorporation, By-Laws, and the applicable provision of the DGCL for additional information.
Authorized Capitalization
Our authorized capitalization consists of 150,000,000 shares of common stock, having a par value of $.01 per share, and 1,000,000 shares of preferred stock, having a par value of $.01 per share.
As of February 20, 2024, there were 74,617,874 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.
Common Stock
Voting Rights.   Each share of common stock entitles its holder to one vote per share. Cumulative voting is not permitted. Our By-Laws provide for a majority vote standard for uncontested elections of directors, and a plurality of votes standard for contested elections of directors. For other matters, our By-Laws provide when a quorum is present at any meeting, a majority of the votes cast, excluding abstentions and broker (and similar) non-votes, shall decide any question brought before such meeting unless the question is one upon which a different vote is required by express provision of the DGCL, federal law, the Certificate of Incorporation or the By-Laws, or, to the extent permitted by DGCL, our board of directors (our “Board”) has expressly provided that some other vote shall be required, in which case such express provisions shall govern.
Dividend Rights.   Subject to any preferential dividend rights of outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may declared by our Board out of funds legally available therefor.
Liquidation Rights.   In the event of a liquidations, dissolution of winding up of AGCO, the holders of common stock are entitled to receive ratably the net assets of AGCO available for distribution after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Fully Paid and Nonassessable.   Shares of our common stock issued pursuant to this prospectus will be fully paid and nonassessable.
Other Matters.   Holders of our common stock have no preemptive, subscription, redemption or conversion rights and there is no sinking fund provisions applicable to our common stock.
Listing and Transfer Agent.   Our common stock is listed for trading on the New York Stock Exchange under the symbol “AGCO.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Anti-Takeover Provisions.   Certain provisions in our Certificate of Incorporation, By-Laws and the DGCL may have the effect of delaying, deferring or discouraging another party from acquiring us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.
Advance Notice of Stockholder Proposals or Nominations.   Company stockholders wishing to nominate a director or propose other action at an annual meeting must give advance written notice of such nomination or proposal not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
Delaware General Corporation Law.   As a Delaware corporation, we are subject to certain anti-takeover provisions of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board and as a result could discourage attempts to acquire us, which could depress the market price of our common stock.
No Action in Writing.   Any action required or permitted to be taken by the stockholders of AGCO must be effect at an annual or special meeting of stockholders of AGCO and may not be effected by any consent in writing by such stockholders.
Preferred Stock.   Our Certificate of Incorporation authorizes our Board to issue preferred stock in one or more classes or series and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at any such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such time, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of AGCO at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions. Our authorized preferred stock consists of 1,000,000 shares of preferred stock, par value $.01 per share, with 300,000 shares designed as a series of junior preferred stock, par value $.01 per share. Issuance of preferred stock in the future could discourage bids for the common stock at a premium as well as create a depressive effect on the market price of the common stock. The terms of any preferred stock we may offer will be described in the applicable prospectus supplement.
Special Meetings.   A special meeting of stockholders may be called at any time only by order of our Board or the executive committee.

DESCRIPTION OF DEBT SECURITIES
This section describes the general terms and provisions of the debt securities that we may issue from time to time. We may issue debt securities, in one or more series, as either senior debt or subordinated debt or as senior or subordinated convertible debt. Any debt securities will be unsecured and issued by AGCO Corporation and may be guaranteed by AGCO International Holdings B.V., AGCO International GmbH, Massey Ferguson Corp. and The GSI Group, LLC. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, the applicable prospectus supplement will describe the specific terms of any debt securities offered through that prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below. Unless the context requires otherwise, whenever we refer to the “indentures,” we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.
We will issue any senior debt securities under the senior indenture that we will enter into with HSBC Bank USA, National Association, in its capacity as trustee under the senior indenture. We will issue any subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.
The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We use the term “trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.
The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplement and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete applicable indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.
General
We will describe in the applicable prospectus supplement the terms of any series of debt securities being offered, including:
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the title of such debt securities;

•
the principal amount being offered and any limit on the aggregate principal amount of such debt securities;

•
the date or dates, or the method for determining such dates, on which principal of such debt securities is payable;

•
the rate or rates at which such debt securities shall bear interest, if any, which may be fixed or variable, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, the regular record date for the interest payable on any interest payment date, and the basis upon which interest will be calculated;

•
whether and under what circumstances, if any, we will pay additional amounts with respect to taxes, assessments or other governmental charges on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•
the place or places where the principal of, premium, if any, on and interest, if any, on such debt securities shall be payable;

•
provisions for a sinking fund or other analogous fund, if any;

•
our right, if any, to defer payments of interest, the maximum length of any such deferral period and any other terms with respect to any such deferral;

•
the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•
the period or periods within which, the price or prices at which and the terms and conditions on which such debt securities may be redeemed, in whole or in part, at our option or at the option of the holder prior to their maturity;

•
the obligation, if any, of us to redeem or purchase such debt securities;

•
the date or dates, if any, after which such debt securities may be converted or exchanged at the option of the holder into or for shares of our common stock, our preferred stock or other securities (including securities of a third-party) and the terms for any such conversion or exchange;

•
the denominations in which such debt securities shall be issuable;

•
if other than the principal amount of such debt securities, the portion of the principal amount of such debt securities which shall be payable upon declaration of acceleration of the maturity of such debt securities;

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any deletions from, modifications of or additions to the events of default or covenants as provided in the indenture pertaining to such debt securities;

•
whether such debt securities shall be issued in whole or in part in global form;

•
the terms of subordination of any series of subordinated debt;

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restrictions on transfer, sale or other assignment, if any;

•
the applicability of the provisions in the applicable indenture regarding defeasance; and

•
any other terms of such debt securities.

Unless otherwise provided in the applicable prospectus supplement, the indentures will not contain provisions that afford holders of the debt securities protection in the event of a highly leveraged transaction involving AGCO Corporation or its subsidiaries.
Ranking
Any senior debt securities will constitute senior unsecured and unsubordinated indebtedness of AGCO Corporation and will rank equally in right of payment with all other existing and future senior unsecured and unsubordinated indebtedness of AGCO Corporation. Except as may be described in an applicable prospectus supplement, the senior indenture will not limit AGCO Corporation or its subsidiaries from issuing any other secured or unsecured debt.
Any subordinated debt securities will be subordinate and junior in right of payment to certain other indebtedness of AGCO Corporation to the extent described in the applicable prospectus supplement. Except as may be described in an applicable prospectus supplement, the subordinated indenture will not limit AGCO Corporation or its subsidiaries from issuing any other secured or unsecured debt.
See “Guarantees” below for additional information.
Guarantees
Debt securities offered by us may be guaranteed by one or more of the guarantor subsidiaries. The guarantor subsidiaries are named as co-registrants in the registration statement of which this prospectus is a part. Any guarantee of debt securities offered by us will be set forth in the applicable indenture or a related supplemental indenture and described in an applicable prospectus supplement. References herein to a “Guarantor” with respect to any series of debt securities refer to a guarantor subsidiary that has issued a guarantee with respect to such series of debt securities.

Except as otherwise provided in the applicable prospectus supplement or by mandatory law, any senior debt securities and any related guarantees will constitute senior unsecured and unsubordinated indebtedness of AGCO Corporation and any applicable Guarantor, respectively, and will rank equally in right of payment with all other existing and future senior unsecured and unsubordinated indebtedness of AGCO Corporation and any applicable Guarantor, respectively, unless these are preferred by mandatory law. Any subordinated debt securities and any related guarantees will be subordinate and junior in right of payment to certain other indebtedness of AGCO Corporation and any applicable Guarantor to the extent described in the applicable prospectus supplement.
The debt securities and any related guarantees will rank effectively junior in right of payment to the secured indebtedness, if any, of AGCO Corporation and any applicable Guarantor, to the extent of the collateral therefor, and to all existing and future liabilities of all subsidiaries of AGCO Corporation (other than any applicable Guarantor).
Conversion and Exchange
We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, our preferred stock or other securities (including securities of a third-party). We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock, our preferred stock or other securities (including securities of a third-party) that the holders of the series of debt securities receive would be subject to adjustment.
Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any debt securities being issued thereunder.
Merger, Consolidation and Sale of Assets
AGCO Corporation may not consolidate with or merge with or into, whether or not AGCO Corporation is the surviving person, or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:
•
the surviving person or the person acquiring the assets (if AGCO Corporation is not the surviving entity) is (a) organized and existing under the laws of (i) the United States of America, any State thereof or the District of Columbia, (ii) any member state of the European Union as in effect on the date of the applicable indenture or (iii) Switzerland and (b) expressly assumes its obligations under the applicable indenture and the debt securities by an indenture supplemental to the applicable indenture to which AGCO Corporation is party to;

•
immediately after the transaction, there is no event of default under the applicable indenture; and

•
AGCO Corporation delivers to the trustee an officer’s certificate and opinion of counsel (in form and substance acceptable to the trustee), stating that the transaction complies with the applicable indenture. The trustee will be entitled to conclusively rely upon such officer’s certificate and opinion as sufficient evidence that the transaction complies with the applicable indenture.

Upon the consolidation, merger or sale, the successor person formed by the consolidation, or into which AGCO Corporation is merged or to which the sale is made, will succeed to, and be substituted for AGCO Corporation under the applicable indenture.
There is no clear meaning for the phrase “substantially as an entirety.” Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of the properties and assets of AGCO Corporation “substantially as an entirety.” As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Events of Default
Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following will be events of default under indentures with respect to any series of debt securities that we may issue:
•
we fail to pay principal or premium, if any, when due and payable at the stated maturity, upon optional redemption, upon declaration or otherwise on such series of debt securities;

•
we fail to pay any interest on such series of debt securities, when due and such failure continues for a period of 30 days;

•
we fail to perform or observe the covenant described above under the heading “— Merger, Consolidation or Sale of Assets”;

•
we fail to perform or observe any of the other covenants in the applicable indenture, other than a covenant relating to another series of debt securities, and our failure continues for 90 days after notice by the trustee or the holders of 25% or more of the principal amount of such series of debt securities;

•
except as permitted by the applicable indenture and as contemplated by the terms of the applicable guarantee, the guarantee of any applicable Guarantor is held in any judicial proceeding to be unenforceable, or invalid, or ceases for any reason to be in full force and effect, or the applicable Guarantor, or any authorized person acting on behalf of such Guarantor, denies or disaffirms such Guarantor’s obligations under the applicable guarantee; and

•
certain events involving the bankruptcy, insolvency or reorganization occur.

We will describe in the applicable prospectus supplement any additional events of default relating to the relevant series of debt securities. The trustee may withhold notice to the holders of any series of debt securities of any default, except defaults in payment of principal, premium, if any, or interest on the applicable series of debt securities. However, the trustee must consider it to be in the interest of the holders of the debt securities to withhold this notice.
If an event of default with respect to any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may by written notice to us (and to the trustee if such notice is given by the holders) declare the principal, premium, if any, and accrued interest, if any, on the outstanding debt securities of such series to be immediately due and payable. In case of an event of default relating to certain events of bankruptcy, insolvency or reorganization, the principal of and accrued interest, if any, on each series of debt securities will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, or interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of the affected series of debt securities may waive these past defaults.
Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:
•
the direction so given by the holders is not in conflict with any law or the applicable indenture; and

•
subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

No holder of a series of debt securities may pursue any remedy under the applicable indenture, except in the case of a default in the payment of principal, premium, if any, or interest on such series of debt securities, unless:

•
the holder has given the trustee written notice of a continuing event of default;

•
the holders of at least 25% in principal amount of outstanding of such series of debt securities make a written request, and offer reasonable indemnification or security (or both) satisfactory to the trustee to pursue the remedy;

•
the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the affected series of debt securities; and

•
the trustee fails to comply with the request within 60 days after receipt.

We will periodically file statements with trustee regarding our compliance with specified covenants in the indentures.
Modification
The indentures may be modified or amended by us and the trustee with the written consent of the holders of a majority in principal amount of the outstanding debt securities of each series that is affected. However, subject to the terms of the indenture for any series of debt securities that we may issue or as otherwise described in the prospectus supplement applicable to a particular series of debt securities, a modification or amendment requires the consent of the holder of each outstanding debt security affected if it would:
•
change the stated maturity of such debt security;

•
reduce the principal amount or premium of such debt security;

•
reduce the rate or change the time for payment of interest of such debt security;

•
reduce any amount payable upon redemption or repurchase of such debt security or otherwise change our obligation to redeem or repurchase such debt security on a redemption date or repurchase date in a manner adverse to the holder of such debt security;

•
impair the right of a holder to institute suit for payment on such debt security;

•
change the currency in which such debt security is payable;

•
release any Guarantor from and/or modify such Guarantor’s obligations under the applicable indenture;

•
reduce the voting requirements under the applicable indenture;

•
subject to specified exceptions, modify certain provisions of the applicable indenture relating to modification or waiver of provisions of the applicable indenture; or

•
if the debt securities of such series are convertible, make any change that adversely affects in any material respect the right to convert such debt securities.

We are permitted to modify certain provisions of the applicable indenture without the consent of the holders of the debt securities.
Discharge and Defeasance
The indentures provide that we may be discharged from our obligations with respect to a particular series of debt securities as described below.
At our option, we may choose one of the following alternatives:
•
We may elect to be discharged from any and all of our obligations in respect of a series of debt securities, except for, among other things, certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by or to the order of the trustee for defeasance (“legal defeasance”).

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Alternatively, we may decide not to comply with certain restrictive covenants relating to such series of debt securities contained in the applicable indenture. Any noncompliance with those covenants will not constitute a default or an event of default with respect to the debt securities of such series (“covenant defeasance”).
In either case, we will be discharged from our obligations with respect to such series of debt securities if we deposit with the trustee (or with such other entity designated or appointed by the trustee for this purpose, or other qualifying trustee), sufficient money and/or government obligations (as defined in the applicable indenture), in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay principal, any premium, and interest, if any, on such series of debt securities on the maturity of those payments in accordance with the terms of the applicable indenture and the applicable series of debt securities. This discharge may occur only if, among other things, we have delivered to the trustee an opinion of nationally recognized tax counsel in the U.S. which provides that the beneficial owners of such series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. In the case of legal defeasance, such opinion must be based on a change in law after the date of initial issuance or an Internal Revenue Service ruling directed to the trustee.
In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and/or government obligations on deposit with the trustee (or with such other entity designated or appointed by the Trustee for this purpose, or other qualifying trustee) will be sufficient to pay amounts due on such debt securities on the dates on which installments of interest or principal are due but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from the event of default. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
We may exercise our legal defeasance option even if we have already exercised our covenant defeasance option. Legal defeasance and covenant defeasance are both subject to certain conditions, such as no default or event of default occurring and continuing, and no breach of any material agreement.
Information Concerning the Trustee
HSBC Bank USA, National Association will serve as the trustee under the senior indenture. HSBC Bank USA, National Association or its affiliates may provide banking and other services to AGCO and its subsidiaries in the ordinary course of their business. HSBC Bank USA, National Association also serves as trustee under another indenture pursuant to which AGCO Corporation and the guarantor subsidiaries have issued securities. If we issue any subordinated debt securities, the trustee for such debt securities will be named in the applicable prospectus supplement. The trustee under the senior indenture also may serve as trustee under the subordinated indenture.
Each of the indentures and provisions of the Trust Indenture Act that are incorporated by reference therein contains certain limitations on the rights of the trustee, if it or any of its affiliates is then a creditor of AGCO Corporation or the guarantor subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest (as defined in the indenture or the Trust Indenture Act) and an event of default occurs with respect to the applicable debt securities, the trustee must eliminate such conflict or resign as trustee under the indenture.
Governing Law
The indentures, the debt securities and any related guarantees of the debt securities will be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our common stock, preferred stock, debt securities, depositary shares or units. We may issue warrants independently or together with our common stock, preferred stock, debt securities, depositary shares or units, and the warrants may be attached to or separate from these securities. Unless otherwise provided in the applicable prospectus supplement, each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. Additional information regarding any warrants we may offer and the related warrant agreement will be set forth in the applicable prospectus supplement.
DESCRIPTION OF DEPOSITARY SHARES
We may offer depositary shares representing fractional interests in shares of our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. Depositary shares may be evidenced by depositary receipts issued pursuant to the related deposit agreement. Additional information regarding any depositary shares we may offer, the series of preferred stock represented by those depositary shares and the related deposit agreement will be set forth in the applicable prospectus supplement.
DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of, among other things, any of our securities described in this prospectus. Unless otherwise provided in the applicable prospectus supplement, each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, the securities specified in the applicable prospectus supplement at a specified price or prices, which may be based on a formula, all as set forth in the applicable prospectus supplement. Additional information regarding any purchase contracts we may offer will be set forth in the applicable prospectus supplement.
DESCRIPTION OF UNITS
We may issue units consisting of any of our other securities described in this prospectus. Additional information regarding any units that we may offer will be set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION
We may sell the securities covered by this prospectus from time to time in one or more of the following ways:
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to or through underwriters, dealers or agents;

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directly to agents or other purchasers;

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in an “at-the-market offering” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

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in forward contracts or similar arrangements;

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through any combination of the foregoing methods; or

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through any other method described in the applicable prospectus supplement.

We, directly or through underwriters, dealers or agents, may offer and sell the securities covered by this prospectus in one or more transactions:
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at a fixed price or fixed prices, which may be changed;

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at market prices prevailing at the time of sale, including through transactions on the New York Stock Exchange or any other organized market where our securities may be sold;

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at prices related to the prevailing market price; or

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at negotiated prices.

Underwriters, dealers or agents may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions, or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan of distribution, including any underwriters, dealers or agents and their compensation in a prospectus supplement.
The applicable prospectus supplement will set forth whether or not an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids. We may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.
Our common stock is listed on the New York Stock Exchange under the symbol “AGCO.” Each series of preferred stock, debt securities, warrants, purchase contracts and units will be a new issue of securities and will have no established trading market. If we decide to seek a listing of any of these other securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed or where we have made an application for listing, as the case may be.
ENFORCEMENT OF CIVIL LIABILITIES
AGCO International Holdings B.V. and AGCO International GmbH may guarantee any debt securities to be issued pursuant to this prospectus. AGCO International Holdings B.V. is organized under the laws of the Netherlands and AGCO International GmbH is organized under the laws of Switzerland. Certain of the directors and officers of AGCO International Holdings B.V. and AGCO International GmbH are residents of jurisdictions outside of the United States, and all or a substantial part of the assets of these entities and these persons may be located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these entities or these persons or to enforce in any U.S. court judgments obtained against these entities or these persons, including actions and judgments predicated upon the civil liability provisions of U.S. federal securities laws.
The Netherlands
The United States and the Netherlands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by any court in the United States, whether or not predicated solely upon U.S. securities laws, would not be enforceable in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands, the claim must be re-litigated before a competent Dutch court. A Dutch court will, under current practice, generally confirm a final, conclusive and enforceable U.S. judgement without substantive re-examination or re-litigation on the merits if (a) that judgment results from proceedings compatible with the Dutch concept of due process (goede procesorde), (b) that judgment does not contravene public policy (openbare orde) of the Netherlands, (c) the jurisdiction of the court has been based on an internationally acceptable ground, (d) the judgment by the court is not incompatible with a judgment rendered between the same parties by a Dutch court, or with an earlier judgment rendered between the same parties by a non-Dutch court in a dispute that concerns the same subject and is based on the same cause, provided that the earlier judgment qualifies for recognition in the Netherlands and (e) the judgment is — according to the laws of the country of origin — formally capable of being enforced (e.g. is readily enforceable, has not been annulled in appeal or its enforceability has not been subjected to a certain timeframe).
Subject to the foregoing and provided that service of process occurs in accordance with applicable treaties, investors may be able to enforce in the Netherlands, judgments in civil and commercial matters obtained from U.S. federal or state courts. However, no assurance can be given that such judgments will be enforceable. In addition, it is doubtful whether a Dutch court would accept jurisdiction and impose civil liability in an original action commenced in the Netherlands and predicated solely upon U.S. federal securities laws.
Any enforcement of agreements governed by foreign law and any foreign judgments in the Netherlands will be subject to the rules of Dutch civil procedure. Judgments may be rendered in a foreign currency but enforcement is executed in euros at the applicable rate of exchange. Enforcement of obligations in the Netherlands will be subject to the nature of the remedies available in the courts of the Netherlands. Under certain circumstances, a Dutch court has the power to stay proceedings (aanhouden) or to declare that it has no jurisdiction, if concurrent proceedings are being brought elsewhere.
A Dutch court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses and damages.
Switzerland
AGCO International GmbH has been advised by its legal advisors that the United States and Switzerland do not currently have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:
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the foreign court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

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the judgment of such foreign court has become final and non-appealable;

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the judgment does not contravene Swiss public policy;

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the court procedures and service of documents leading to the judgment were in accordance with the due process of law; and

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no proceeding involving the same position and same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or that it was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

The enforceability of rights, claims and remedies and an enforcement of a respective foreign judgment in Switzerland may be limited by applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally (including, but not limited, to the limitation that a guarantee if granted during hardening periods can generally be challenged under avoidance rules) and to any laws generally applicable in respect of invalidation or revision of contract terms, including contract terms which may be deemed to be unfair in view of circumstances prevailing at the time of enforcement, laws or equitable principles of general application (including, but not limited to, the abuse of rights (Rechtsmissbrauch) and the principle of good faith (Grundsatz von Treu und Glauben)), and public policy. In particular, under Swiss law, jurisdiction clauses may have no effect in connection with insolvency proceedings as such actions or claims must be brought before the court at the place of the insolvency proceeding.
Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Swiss courts as contrary to that jurisdiction’s public policy. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court in the United States based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Switzerland. Similarly, those judgments may not be enforceable in countries other than the United States.
LEGAL MATTERS
Unless otherwise indicated in any accompanying prospectus supplement, certain legal matters will be passed upon for us by Troutman Pepper Hamilton Sanders LLP, as to matters of U.S. federal and Delaware and New York state law, by De Brauw Blackstone Westbroek N.V., as to matters of Dutch law, and by Pestalozzi Attorneys at Law Ltd, as to matters of Swiss law. Any underwriters will be advised as to legal matters by their own counsel, which will be named in an accompanying prospectus supplement.
EXPERTS
The consolidated financial statements of AGCO Corporation as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$
% Senior Notes due 20
% Senior Notes due 20

PROSPECTUS SUPPLEMENT
, 2024

Joint Book-Running Managers
Morgan Stanley	J.P. Morgan	Rabo Securities